UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
☒	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SYNNEX Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SYNNEX CORPORATION

44201 Nobel Drive

Fremont, California 94538

(510) 656-3333

February 24, 2009

Dear Stockholder:

You are cordially invited to attend our 2009 Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held at 10:00 a.m., Pacific Time, on Tuesday, March 24, 2009, at our offices at 44201 Nobel Drive, Fremont, California 94538.

The formal notice of the Annual Meeting of Stockholders and the Proxy Statement have been made a part of this invitation.

Whether or not you attend the Annual Meeting of Stockholders, it is important that your shares be represented and voted at the Annual Meeting of Stockholders. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting of Stockholders in person.

The Board of Directors and management look forward to seeing you at the Annual Meeting of Stockholders.

Sincerely,

/s/ Simon Leung
Simon Leung
Senior Vice President, General Counsel and Corporate Secretary

SYNNEX Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 24, 2009

To our Stockholders:

SYNNEX Corporation will hold its Annual Meeting of Stockholders at 10:00 a.m., Pacific Time, on Tuesday, March 24, 2009, at our offices at 44201 Nobel Drive, Fremont, California 94538.

We are holding this Annual Meeting of Stockholders:

•	to elect eight directors to serve until the 2010 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	to amend our Amended and Restated 2003 Employee Stock Purchase Plan to increase the number of shares available for issuance thereunder by 250,000 shares, from 500,000 shares to 750,000 shares;

•	to approve our 2009 Profit Sharing Plan for Section 16(b) Officers;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants; and

•	to transact such other business as may properly come before the Annual Meeting of Stockholders and any adjournments or postponements of the Annual Meeting of Stockholders.

Only stockholders of record at the close of business on February 12, 2009 are entitled to notice of, and to vote at this Annual Meeting of Stockholders and any adjournments or postponements of the Annual Meeting of Stockholders. For ten days prior to the Annual Meeting of Stockholders, a complete list of stockholders entitled to vote at the Annual Meeting of Stockholders will be available at the Corporate Secretary’s office at 44201 Nobel Drive, Fremont, California 94538.

It is important that your shares are represented at this Annual Meeting of Stockholders. Even if you plan to attend the Annual Meeting of Stockholders, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card. This will not limit your rights to attend or vote at the Annual Meeting of Stockholders.

By Order of the Board of Directors,

/s/ Simon Leung
Simon Leung Senior Vice President, General Counsel and Corporate Secretary

Fremont, California

February 24, 2009

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on March 24, 2009.

Our Proxy Statement for our 2009 Annual Meeting of Stockholders, along with the proxy card, our Annual Report to Stockholders for the fiscal year ended November 30, 2008 and our Annual Report on Form 10-K are available on our website at www.synnex.com.

SYNNEX CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of SYNNEX Corporation, a Delaware corporation, of proxies to be used at our 2009 Annual Meeting of Stockholders and any adjournments or postponements thereof. Our 2009 Annual Meeting of Stockholders will be held at our offices at 44201 Nobel Drive, Fremont, California, at 10:00 a.m., Pacific Time, on Tuesday, March 24, 2009. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about February 24, 2009.

Appointment of Proxy Holders

Your Board of Directors asks you to appoint Kevin Murai, Dennis Polk and Simon Leung as your proxy holders to vote your shares at the 2009 Annual Meeting of Stockholders. You make this appointment by voting the enclosed proxy card using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by your Board of Directors.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by your Board of Directors at the time this Proxy Statement was printed and which, under our Bylaws, may be properly presented for action at the Annual Meeting of Stockholders.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on February 12, 2009, the record date for the Annual Meeting of Stockholders, can vote at the Annual Meeting of Stockholders. As of the close of business on February 12, 2009, we had 32,726,321 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of February 12, 2009. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting of Stockholders either in person or by mail as described below. Stockholders holding shares through a bank or broker should follow the voting instructions on the form of proxy card received.

Voting by Mail.    You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope. Your Board of Directors recommends that you vote by mail, as it is not practical for most stockholders to attend the Annual Meeting of Stockholders. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting of Stockholders and want to vote in person.

Voting at the Annual Meeting of Stockholders.    You may vote in person at the Annual Meeting of Stockholders. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting of Stockholders. Voting by mail will not limit your right to vote at the Annual Meeting of Stockholders, if you decide to attend in person.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for director, FOR the increase of an additional 250,000 shares available for issuance under the Amended and Restated 2003 Employee Stock Purchase Plan, FOR the approval of the 2009 Profit Sharing Plan for Section 16(b) Officers and FOR the ratification of the appointment of independent registered public accountants.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any one of three ways:

•	by voting in person at the Annual Meeting of Stockholders;

•	by submitting written notice of revocation to the Corporate Secretary prior to the Annual Meeting of Stockholders; or

•	by submitting another properly executed proxy of a later date prior to the Annual Meeting of Stockholders.

Required Vote

Directors are elected by a plurality vote, which means that the eight nominees receiving the most affirmative votes will be elected. However, your Board of Directors has adopted a majority vote standard for director elections. As a result, if a director receives less than a majority of the votes cast for such director, the Board of Directors will evaluate the situation and is authorized to remedy the situation as it deems appropriate, including requesting that the affected director resign from the Board of Directors. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of February 12, 2009, must be present to hold the Annual Meeting of Stockholders. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum, but they will not be voted on the matter.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.

If a broker indicates on the enclosed proxy card or its substitute that such broker does not have discretionary authority to vote on a particular matter (broker non-votes), those shares will be considered as present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote on that matter.

Solicitation of Proxies

We will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to these persons for solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important

Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting of Stockholders.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

Our Bylaws currently provide that the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by the Board of Directors or stockholders. We currently have authorized eight directors. At the Annual Meeting of Stockholders, eight persons will be elected as members of your Board of Directors, each for a one-year term or until their successors are elected and qualified. The Nominating and Corporate Governance Committee of the Board of Directors has nominated, and the Board of Directors has designated, the eight persons listed below for election at the Annual Meeting of Stockholders. Pursuant to the New York Stock Exchange (NYSE) listing standards, a majority of the members serving on your Board of Directors must be independent directors. Your Board of Directors has determined that Messrs. Breidenbach, Quesnel, Steffensen, Van Horne and Zitzner have no material relationship with us and that each of these directors is an independent director. With the exception of Mr. Murai, who was appointed to the Board of Directors on March 31, 2008, all of the nominees were elected at SYNNEX’ Annual Meeting of Stockholders held on March 18, 2008. The proxies given to the proxyholders will be voted or not voted as directed and, if no direction is given, will be voted FOR these eight nominees. Your Board of Directors knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for any nominee designated by your Board of Directors to fill the vacancy.

General

Certain information with respect to each nominee appears on the following pages, including age, position (if any) with SYNNEX, business experience during at least the past five years and directorships of other publicly-owned corporations. Ages are as of February 24, 2009.

Name	Age	Position
Robert Huang	63	Chairman of the Board of Directors
Kevin Murai	45	President, Chief Executive Officer and Director
Fred Breidenbach	62	Director
Matthew Miau	62	Chairman Emeritus
Gregory Quesnel	60	Director
Dwight Steffensen	65	Lead Director
James Van Horne	73	Director
Duane Zitzner	61	Director

Business Experience of Nominees

Robert Huang founded our company in 1980, and is currently a Director and Chairman of the Board. Mr. Huang retired as our President and Co-Chief Executive Officer in December 2008 and continues to oversee our global business services division. Prior to founding our company, Mr. Huang served as the Headquarters Sales Manager of Advanced Micro Devices, a semiconductor company. Mr. Huang received his Bachelor of Science degree in Electrical Engineering from Kyushyu University, Japan, Master of Science degrees in Electrical Engineering and Statistics from the University of Rochester and a Master of Science degree in Management Science from the Sloan School of Management at the Massachusetts Institute of Technology.

Kevin Murai, our President and Chief Executive Officer and a Director, joined us in March 2008. He served as Co-Chief Executive Officer until Robert Huang’s retirement in December 2008. Prior to SYNNEX, Mr. Murai was employed for 19 years at Ingram Micro Inc., most recently as President and Chief Operating Officer. During his nineteen-year tenure at Ingram, Mr. Murai served in several executive management positions. He holds a Bachelor of Applied Science degree in Electrical Engineering from the University of Waterloo in Ontario, Canada.

Fred Breidenbach has served as a member of our Board of Directors since February 2003. Mr. Breidenbach has had his own consulting firm of FA Breidenbach & Associates, LLC since November 1997. Prior to that, he served as the President and Chief Operating Officer of Gulfstream Aerospace Corporation, an aviation company, from 1993 to 1997. Prior to joining Gulfstream, Mr. Breidenbach spent 25 years in various positions at General Electric Company, including five years as an officer of the General Electric Company and two years as President, GE Aerospace Asia Pacific, responsible for business development and Asian operations. Mr. Breidenbach received a Bachelor of Science degree in Industrial Engineering from Pennsylvania State University and a Master of Business Administration from Xavier University.

Matthew Miau has served as a member of our Board of Directors since 1992 and as a non-executive employee since 2001. In connection with Mr. Huang’s retirement and election as Chairman of the Board, Mr. Miau assumed the position of Chairman Emeritus of the Board in December 2008. Mr. Miau is the Chairman of the Board of Directors of MiTAC International Corporation, MiTAC Incorporated, Synnex Technology International Corp., UPC Technology Corp. and Lien Hwa Industrial Corp. He is also a member of the Board of Directors of the Institute for Information Industry in Taiwan and the Supervisory Board of Linde AG in Germany. Mr. Miau received a Bachelor of Science degree in Electrical Engineering/Computer Science from the University of California, Berkeley and a Master of Business Administration degree from Santa Clara University.

Gregory Quesnel has served as a member of our Board of Directors since September 2005. Mr. Quesnel served as President and Chief Executive Officer and a member of the Board of Directors of CNF Inc. from 1998 until his retirement in July 2004. Prior to that, he served as Executive Vice President and Chief Financial Officer of CNF Inc. He joined CNF Inc. in 1975 following several years of professional experience with major corporations in the petroleum and wood products industries. Mr. Quesnel is on the Board of Directors of Potlatch Corporation. Mr. Quesnel received a Bachelor of Science degree in Finance from the University of Oregon and holds an MBA from the University of Portland.

Dwight Steffensen has served as a member of our Board of Directors since February 2002 and as Lead Director since March 2006. Mr. Steffensen served as the Chairman and Chief Executive Officer of Merisel, Inc. from February 1996 until August 2000. Prior to joining Merisel, Mr. Steffensen served as President and Chief Operating Officer at Bergen Brunswig Corporation, a healthcare company. Prior to the merger of Bergen Brunswig Corporation and Synergex Corporation, he served as President and Chief Executive Officer of Synergex. Mr. Steffensen is a member of the Board of Directors of OmniVision Technologies, Inc. Mr. Steffensen received a Bachelor of Arts degree in Economics from Stanford University and is a certified public accountant.

James Van Horne has served as a member of our Board of Directors since September 2005. Mr. Van Horne joined the Stanford University Graduate School of Business faculty in 1965 after earning a doctorate degree from Northwestern University. He presently is the A.P. Giannini Professor of Finance Emeritus Stanford. He served as the Director of the MBA Program at Stanford University from 1970 to 1973 and then served as Associate Dean for Academic Affairs from 1973 to 1975 and 1976 to 1980. He is a member of the Board of Directors of Montgomery Street Income Securities, Inc.

Duane Zitzner has served as a member of our Board of Directors since May 2007. Mr. Zitzner has had his own consulting firm since January 2005. Prior to that, he served as the Executive Vice President of the Personal Systems Group at Hewlett-Packard Company from 2002 until his retirement in December 2004. Prior to his appointment as Executive Vice President at Hewlett-Packard Company, Mr. Zitzner spent several years in various executive positions at Hewlett-Packard Company, including three years as President of Computing Systems and three years as Vice President and General Manager of the Personal Systems Group. Mr. Zitzner received a Bachelor of Science degree in Mathematics from the University of Wisconsin – Madison and did advanced studies in Computer Science at the University of Minnesota – Twin Cities.

There are no family relationships among any of our directors or executive officers.

Vote Required

The eight nominees for director receiving the highest number of affirmative votes will be elected as directors. However, your Board of Directors has adopted a majority vote standard for director elections. As a result, if a director receives less than a majority of the votes cast for such director, the Board of Directors will evaluate the situation and is authorized to remedy the situation as it deems appropriate, including requesting that the affected director resign from the Board of Directors. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

Your Board of Directors recommends a vote FOR the election of the nominees set forth above as directors of SYNNEX.

Organization of the Board of Directors

The Board of Directors held 12 meetings during the fiscal year ended November 30, 2008. Each director attended at least 75% of the total regularly scheduled and special meetings held by the Board of Directors and the committees on which such director served during his tenure in the fiscal year ended November 30, 2008. Our non-management directors of the Board of Directors meet in regularly scheduled sessions without the presence of management in Executive Sessions. The Chairman of the Board or the Lead Director, as applicable, presides over each such Executive Session. We do not have a policy regarding directors’ attendance at the Annual Meeting of Stockholders. However, all directors attended the 2008 Annual Meeting of Stockholders.

The Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The Board of Directors has determined that all members of the Audit, Compensation, and Nominating and Corporate Governance Committees meet the independence standards of the NYSE and rules and regulations of the Securities and Exchange Commission (SEC). In addition, each member of the Audit Committee is financially literate as defined by your Board of Directors. The Board has approved a charter for each of these committees, except the Executive Committee, which can be found on our website at www.synnex.com. Our corporate governance guidelines and code of ethics, which are applicable to our principal executive, financial and accounting officers, directors and employees, are also available, on or through, our website at www.synnex.com and are available in print to any stockholder upon request. We intend to post any amendments to the corporate governance guidelines or code of ethics on our website.

Audit Committee

Current Number of Members:	3

Current Members:	Gregory Quesnel, Chairman and Audit Committee Financial Expert
Dwight Steffensen, Audit Committee Financial Expert
James Van Horne

Number of Meetings in fiscal year ended November 30, 2008:	14

Functions:	The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management.

Compensation Committee

Current Number of Members:	3

Current Members:	Fred Breidenbach Dwight Steffensen
James Van Horne, Chairman

Number of Meetings in fiscal year ended November 30, 2008:	11

Functions:	The Compensation Committee reviews and determines our general compensation policies and the compensation provided to our officers. The Compensation Committee also reviews and determines bonuses for our officers and other employees. In addition, the Compensation Committee reviews and administers equity-based compensation for our officers and employees and administers our stock option plans and employee stock purchase plan.

Nominating and Corporate Governance Committee

Current Number of Members:	3

Current Members:	Fred Breidenbach, Chairman
Gregory Quesnel
Duane Zitzner

Number of Meetings in fiscal year ended November 30, 2008:	6

Functions:	The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors regarding candidates for directorships and the size and composition of the Board of Directors, director compensation, including equity compensation, and for overseeing our corporate governance guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters. In addition, the Nominating and Corporate Governance Committee is responsible for considering nominations by stockholders.

Executive Committee

Current Number of Members:	6

Current Members:	Robert Huang
Kevin Murai, Chairman
Matthew Miau
Gregory Quesnel
Dwight Steffensen
Duane Zitzner

Number of Meetings in fiscal year ended November 30, 2008:	3

Functions:	The Executive Committee is responsible for evaluating strategic opportunities and supporting the Board of Directors in the management of the same. The Executive Committee is also responsible for representing the full Board of Directors between regularly scheduled meetings and other matters that the Board of Directors may delegate to the Executive Committee from time to time.

Director Nominations

The Board of Directors nominates directors for election at each Annual Meeting of Stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board of Directors for nomination or election.

The Nominating and Corporate Governance Committee has a policy regarding consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee reviews suggestions for director candidates recommended by stockholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. In addition to considering an appropriate balance of knowledge, experience and capability, the Board of Directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee selects candidates for director based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to SYNNEX and the Board of Directors, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board of Directors to meet the definition of “independent director” under the rules of the NYSE. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board of Directors.

Prior to each Annual Meeting of Stockholders, the Nominating and Corporate Governance Committee identifies nominees first by reviewing the current directors whose term expires at the Annual Meeting of Stockholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board of Directors with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to nominate the director, or a vacancy is created on the Board of Directors as a result of a resignation, an increase in the size of the Board of Directors or other event, the Nominating and Corporate Governance Committee will consider various candidates for Board of Directors membership, including those suggested by the Nominating and Corporate Governance Committee members, by other Board of Directors members, by any executive search firm engaged by the Nominating and Corporate Governance Committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board of Directors should notify SYNNEX’ Corporate Secretary, any member of the Nominating and Corporate Governance Committee, or the persons referenced below in “Communications with the Board of Directors” in writing with any supporting material the stockholder considers appropriate.

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our Annual Meeting of Stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to SYNNEX’ Corporate Secretary and otherwise comply with the provisions of our Bylaws. To be timely, SYNNEX’ Bylaws provide that SYNNEX must have received the stockholder’s notice not less than 120 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the Annual Meeting of Stockholders is given or made to stockholders less than 100 days prior to the meeting date, SYNNEX must receive the stockholder’s notice by the close of business on the 7th day after the earlier of the day SYNNEX mailed notice of the Annual Meeting of Stockholders date or provided such public disclosure of the meeting date. Information required by the Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Corporate Secretary, SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. You can obtain a copy of our Bylaws by writing to the Corporate Secretary at this address.

Communications with the Board of Directors

The Board of Directors has a process for stockholders and other interested persons to send communications to directors. If you wish to communicate with your Board of Directors as a whole or to non-management directors, you may send your communication in writing to: Gregory Quesnel, Chairman of the Audit Committee, SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538 or Jorge A. del Calvo, Pillsbury Winthrop Shaw Pittman LLP, 2475 Hanover Street, Palo Alto, California 94304. You must include your name and address in the written communication and indicate whether you are a stockholder or other interested person of SYNNEX. Messrs. Quesnel or del Calvo will review any communication received from a stockholder or other interested person, and all material communications from stockholders or other interested persons will be forwarded to the appropriate director or directors or committee of the Board of Directors based on the subject matter.

Directors’ Compensation Table

The following tables set forth the compensation amounts paid to Matthew Miau and each non-employee director for their service in fiscal year ended November 30, 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	All Other Compensation ($)		Total ($)
Matthew Miau	—	24,888	119,637	225,000	(3)	369,525
Fred Breidenbach	88,000	24,888	27,049	—		139,937
Gregory Quesnel	103,000	24,888	34,009	—		161,897
David Rynne(4)	17,500	36,951	6,762	—		61,213
Dwight Steffensen	127,236	24,888	27,049	—		179,173
James Van Horne	98,764	24,888	33,678	—		157,330
Duane Zitzner	71,000	22,971	19,769	—		113,740

(1)	Amounts listed in these columns represent the compensation expense of stock awards and option awards recognized by us under Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)) for the fiscal year ended November 30, 2008, rather than the amounts realized by the named individuals. See Note 3 “Share-Based Compensation” for our valuation assumptions for this expense included in our Annual Report on Form 10-K for fiscal year ended November 30, 2008. The grant date fair value of the stock awards granted to Matthew Miau and each non-employee director during fiscal year ended November 30, 2008 was $24.54.

(2)	The table below sets forth the aggregate number of stock awards and option awards held by Matthew Miau and our non-employee directors as of November 30, 2008, with the exception of Mr. Rynne.

Name	Stock Awards		Option Awards
Matthew Miau	4,000		1,192,500
Fred Breidenbach	4,000		40,000
Gregory Quesnel	4,000		25,000
David Rynne(*)	2,000	(*)	40,000	(*)
Dwight Steffensen	4,000		45,000
James Van Horne	4,000		25,000
Duane Zitzner	4,000		10,000

(*)	The number of stock awards and option awards for Mr. Rynne are as of his retirement on March 18, 2008.

(3)	Mr. Miau’s retainer of $225,000 was based primarily upon his non-executive back-up role to Mr. Huang in the event Mr. Huang were unable to serve as President and Chief Executive Officer and certain time commitments devoted to SYNNEX as Chairman of SYNNEX. Mr. Miau elected to defer payment of his retainer which was earned in 2008.

(4)	Mr. Rynne retired on March 18, 2008.

Narrative to Directors’ Compensation Table

For the fiscal year ended November 30, 2008, each non-employee director received an annual cash retainer fee of $30,000 and an additional $2,000 for each meeting of the Board of Directors attended regardless of form of attendance, $2,000 for each committee meeting attended in-person, and $1,000 for each committee meeting attended by telephone, video or other non-in-person attendance. Each committee chair, except the Audit Committee Chair, received an annual retainer fee of $5,000. The Audit Committee Chair received an annual retainer fee of $10,000. In addition, the Lead Director received an annual cash retainer fee of $30,000. For the fiscal year ending November 30, 2009, the Compensation Committee Chair will receive an annual retainer fee of $7,500. Except for the change in the Compensation Committee Chair annual retainer, non-employee directors are expected to receive the same compensation during the fiscal year ending November 30, 2009. All directors are reimbursed for their reasonable out-of-pocket expenses in serving on the Board of Directors or any committee of the Board of Directors.

Directors had previously been eligible to receive stock options under our 1997 Stock Option/Stock Issuance Plan and our Special Executive Stock Option/Stock Issuance Plan. Currently, directors are eligible to receive equity incentives, in the form of stock options and restricted stock awards, under our Amended and Restated 2003 Stock Incentive Plan (2003 Stock Incentive Plan). For fiscal year ended November 30, 2008, each non-employee director who was first elected as a non-employee director received 2,000 shares of restricted stock (Annual Restricted Stock Award) and an option to purchase 10,000 shares of our common stock on the date he or she joined the Board of the Directors. The Annual Restricted Stock Award vests over three years at a rate of 33.3% on each anniversary of the grant date, subject to earlier termination following the director’s cessation of Board of Directors service for any reason other than retirement. In the event the director’s cessation of Board of Directors service is due to retirement with the consent of the Board of Directors, all unvested shares subject to the Annual Restricted Stock Award will become fully vested. The options have an exercise price equal to the fair market value of our common stock on the grant date, and have a term of 10 years, subject to earlier termination following the director’s cessation of Board of Directors service. The options vest over three years, of which 33.3% of the shares vest upon the first anniversary of the vesting start date and the remaining shares vest at a rate of 1/36th per month thereafter.

In November 2008, we amended our 2003 Stock Incentive Plan with respect to the vesting of the Annual Restricted Stock Award. Beginning on the date of the 2009 Annual Meeting of Stockholders, each of our continuing non-employee directors will automatically receive the Annual Restricted Stock Award under our 2003 Stock Incentive Plan, provided such individual has served on the Board of Directors for at least six months. One quarter of the Annual Restricted Stock Award will vest on the last day of each quarter following the date of the grant over a period of one year, subject to earlier termination following the director’s cessation of Board of Directors service for any reason. The Annual Restricted Stock Awards granted after November 2008 may no longer provide for accelerated vesting upon retirement from the Board of Directors.

In addition, each current member of the Board of Directors is required to hold an equity position in SYNNEX of at least an aggregate of 5,000 shares of common stock, whether vested or unvested, or vested in-the-money stock options on the date of each Annual Meeting of Stockholders, commencing on the 2010 Annual Meeting of Stockholders. Any new director will be required to hold an equity position in SYNNEX of at least an aggregate of 5,000 shares of common stock, whether vested or unvested, or vested in-the-money stock options on the date of each Annual Meeting of Stockholders, commencing on the third Annual Meeting of Stockholders held following his or her initial election.

In fiscal year ended, November 30, 2008, Matthew Miau received a $225,000 retainer and 2,000 shares of restricted stock. Mr. Miau did not receive any Board of Directors or committee meeting fees. Mr. Miau’s fiscal year ended November 30, 2008 compensation was based primarily upon his non-executive back-up role to Mr. Huang in the event Mr. Huang were unable to serve as President and Chief Executive Officer and certain time commitments devoted to SYNNEX as Chairman of SYNNEX. As Mr. Miau is no longer Chairman of the Board and will no longer serve in a non-executive back-up role to Mr. Huang, for the fiscal year ending November 30, 2009, the Nominating and Corporate Governance Committee has approved Mr. Miau’s compensation to be the same compensation as other non-employee directors. Mr. Miau’s fiscal year ending November 30, 2009 compensation was changed to be more commensurate with other non-employee directors. Any future compensation payable to Mr. Miau will be based upon the approval of the Nominating and Corporate Governance Committee, which is composed of disinterested members of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

Fred Breidenbach, Dwight Steffensen and James Van Horne (Chairman) served as members of the Compensation Committee for fiscal year ended November 30, 2008. None of the members of the Compensation Committee has served as an officer or been an employee of SYNNEX and we do not have any related person transactions with any of the members of the Compensation Committee. None of our executive officers serves on the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 12, 2009, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our executive officers listed in the 2008 Summary Compensation Table on page 22, (iii) each of our directors and (iv) all our current directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. The percentage of common stock beneficially owned is based on 32,726,321 shares outstanding as of February 12, 2009.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Right To Acquire Beneficial Ownership within 60 days of February 12, 2009	Total	Percentage Beneficially Owned(1)(2)
5% Stockholders:
MiTAC International Corporation and related parties(3)	12,792,068	—	12,792,068	39.1%
FMR LLC(5) 82 Devonshire Street Boston, MA 02109	4,854,995	—	4,854,995	14.8%
Dimensional Fund Advisors LP(4) 1299 Ocean Ave Santa Monica, CA 90401	2,661,622	—	2,661,622	8.1%
Directors and Named Executive Officers:
Robert Huang	371,471	1,563,445	1,934,916	5.9%
Kevin Murai	50,000	30,000	80,000	*
Dennis Polk	30,383	111,282	141,665	*
Thomas Alsborg	20,758	21,750	42,508	*
Peter Larocque	28,970	100,833	129,803	*
Jim Estill(6)	206,242	96,750	302,992	*
Fred Breidenbach	4,000	37,000	41,000	*
Matthew Miau(7)	45,150	1,119,500	1,164,650	3.6%
Gregory Quesnel	5,000	17,500	22,500	*
Dwight Steffensen	4,000	42,000	46,000	*
James Van Horne	5,500	17,500	23,000	*
Duane Zitzner	4,000	5,875	9,875	*
All current directors and executive officers as a group (12 persons)	775,474	3,163,435	3,938,909	12.0%

*	Amount represents less than 1% of our common stock.

(1)	We have determined beneficial ownership in accordance with the SEC rules. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)	For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, shares which such person or group has the right to acquire within 60 days of February 12, 2009 are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

(3)

Based on information reported on a Schedule 13G/A filed with the SEC on February 17, 2009, this amount represents 7,752,824 shares held by Silver Star Developments Ltd. and 5,039,244 shares held by Peer Developments Ltd. Silver Star Developments Ltd. is a wholly-owned subsidiary of MiTAC International Corporation. The principal business office for MiTAC International Corporation and Silver Star Developments Ltd. is No. 200 Wen Hua 2nd Road, Kuei Shan Hsiang, Taoyuan, Taiwan. Jhi-Wu Ho,

Chi-Ying Yuan and Hsiang-Yung Yang, the directors of Silver Star Developments Ltd., hold shared voting and dispositive power over the shares held by Silver Star Developments Ltd. Peer Development Ltd. is a wholly-owned subsidiary of Synnex Technology International. The principal business office for Synnex Technology International Corp. and Peer Developments Ltd. is 4th Floor, No. 75 Sec. 3 Ming Sheng East Road, 4th Floor, Taipei, Taiwan. MiTAC International owns a minority interest in MiTAC Incorporated, a privately-held Taiwanese company, which in turn holds a minority interest in Synnex Technology International. Matthew Miau and Shu-Wu Tu, the directors of Peer Developments Ltd., hold shared voting and dispositive power over the shares held by of Peer Developments Ltd. Matthew Miau is the Chairman of the Board of Directors of MiTAC International Corporation and Synnex Technology International Corp. and a director of the issuer.

(4)	Based solely on information reported on a Schedule 13G/A filed with the SEC on February 9, 2009, Dimensional Fund Advisors LP, or Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares and may be deemed to be the beneficial owner of the shares. However, all the shares are owned by the Funds. Dimensional disclaims beneficial ownership of the shares.

(5)	Based solely on information reported on a Schedule 13G/A filed with the SEC on February 17, 2009 by FMR LLC, this amount consists of 4,809,395 shares beneficially held by Fidelity Management & Research Company (Fidelity), a wholly-owned subsidiary of FMR LLC and an investment advisor to various investment companies. Edward C. Johnson 3d, as Chairman of FMR LLC, and FMR LLC each have sole dispositive power over 4,809,395 shares. The Boards of Trustees of Fidelity have sole voting power over the 4,809,395 shares. Members of the family of Edward C. Johnson 3d, as the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC through their ownership of voting common shares and the execution of a shareholders’ voting agreement. Pyramis Global Advisors Trust Company (PGATC), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 45,600 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through their control of PGATC, each has sole dispositive power over 45,600 shares and sole power to vote or to direct the voting of 45,600 shares of our common stock owned by the institutional accounts managed by PGATC as reported above. The principal address for Fidelity is 82 Devonshire Street, Boston, Massachusetts, 02109, and the principal address for PGATC is 53 State Street, Boston, Massachusetts, 02109.

(6)	Based on information reported on Mr. Estill’s Form 4 filed on October 21, 2008, this amount includes 191,992 shares held by 1113589 Ontario Inc.

(7)	This amount excludes all securities held by Silver Star Developments Ltd. and Peer Developments Ltd. Mr. Miau disclaims beneficial ownership of the shares held by the above-listed entities, except to the extent of his pecuniary interest therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year ended November 30, 2008.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by SYNNEX under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving SYNNEX’ accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by SYNNEX’ independent accountants and reviewing their reports regarding SYNNEX’ accounting practices and systems of internal accounting controls as set forth in a written charter adopted by your Board of Directors. SYNNEX’ management is responsible for preparing SYNNEX’ financial statements and the independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by SYNNEX’ management and the independent registered public accountants.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that SYNNEX’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The Audit Committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61, “Communications With Audit Committees” and No. 90, “Audit Committee Communications,” as amended. In addition, the independent registered public accountants provided to the Audit Committee the written disclosures required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” and the Audit Committee and the independent registered public accountants have discussed such accountants’ independence from SYNNEX and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountant independence.

The Audit Committee has discussed with SYNNEX’ internal and independent registered public accountants, with and without management present, their evaluations of SYNNEX’ internal accounting controls and the overall quality of SYNNEX’ financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in SYNNEX’ Annual Report on Form 10-K for the fiscal year ended November 30, 2008, for filing with the SEC.

Respectfully submitted on February 12, 2009, by the members of the Audit Committee of your Board of Directors:

Mr. Gregory Quesnel, Chairman

Mr. Dwight Steffensen

Mr. James Van Horne

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee has overall responsibility for SYNNEX’ executive compensation policies as provided in a written charter adopted by your Board of Directors. The Compensation Committee is empowered to review and approve the compensation and compensation procedures for the executive officers.

Objectives and Philosophy of Our Compensation Program

Our compensation philosophy is to pay for performance as well as to offer competitive compensation in order to attract and retain talented executive officers. With respect to “pay for performance,” our program is designed to align the interests of our executive officers with those of our stockholders, for whom they work. A significant portion of an executive officer’s total compensation depends on his or her performance relative to operational and financial objectives. In particular, in determining total compensation, we stress a compensation philosophy that is performance-driven with relatively low base salaries, but high variability through our profit sharing plan and equity compensation. We believe that this portion should be at risk. As a result, a substantial portion of an executive officer’s total compensation is in the form of profit sharing and equity grants.

We believe that the compensation of our executive officers should reflect their success as a management team, as well as individuals, in attaining key operating objectives, such as growth of sales, growth of operating earnings and earnings per share, growth or maintenance of market share, long-term competitive advantage, and ultimately, in attaining an increased market price for our common stock. We believe that the performance of our executive officers in managing SYNNEX, considered in light of general economic conditions, our company and industry, and competitive conditions, should be the basis for determining their overall compensation.

We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we expect the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of SYNNEX by our executive officers. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option, restricted stock and other equity incentive programs.

Competitive compensation is important if we are to attract and retain the talent necessary to lead SYNNEX in the competitive and changing business environment in which we operate. In this regard, we are mindful of the median level of compensation of our competitors as well as of the median level of compensation in the local area in which the executive is located. We strive for internal equity among employees according to job responsibilities, experience, capability, and individual performance. Our executive compensation program impacts all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect that our executive compensation and incentive program has on all of our employees.

The differences in compensation between the various executive officers are based primarily upon individual differences in job responsibility, contribution and performance. For example, an executive with responsibility over a larger geography will have potential for greater compensation than an executive with responsibility over a smaller geography. Similarly, an executive with responsibility over a broader, more difficult or more profitable business unit or corporate division will have potential for greater compensation than an executive with responsibility over a narrower, less difficult or less profitable business unit or corporate division.

Our compensation philosophy emphasizing performance permeates total compensation for both executive officers and non-executive employees. While we do not have an exact formula for allocating between cash and non-cash compensation, we try to balance long-term equity versus short-term cash compensation and variable compensation versus fixed compensation. Ultimately, the goal is to create a culture of high performance.

Elements of Our Compensation Program

To promote the objectives of our compensation philosophy, our compensation program consists of the following five principal elements:

•	base salary;

•	profit sharing plan;

•	equity grants;

•	deferred compensation benefits; and

•	other benefits.

The first three elements, base salary, profit sharing plan, and equity grants, are usually administered in three cycles. Merit raises for base salaries are generally performed in the April-May period. Equity grants are generally awarded in the August-September period. Profit sharing plan bonuses are generally paid in the December-January period. However, all of the above elements are reviewed and determined on at least an annual basis by the Compensation Committee.

The components of our compensation program are described as follows:

Base Salary.    Base salaries are designed to provide a consistent cash flow throughout the year as compensation for day-to-day responsibilities; however, we maintain relatively low base salaries to incent executive officers to achieve the profit sharing plan targets and thus create a performance driven environment. Base salaries for our executive officers are reviewed and adjusted on an annual basis. Merit increases are based on, among other things, individual performance, any new responsibilities assumed and the magnitude of our merit increase budget for the year. Determination of base salary is not made in accordance with a strict formula that measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges and to internal policies and practices.

In June 2008, our Compensation Committee set the 2008 base salaries for our executive officers. There were no base salary increases in 2008 for our executive officers named in the table below entitled “2008 Summary Compensation Table.” While the Compensation Committee considered a number of factors, including the individual officer’s performance level during the prior year, the executive officer’s base compensation level during the prior year, individual achievements of that executive officer, the base salary paid to the executive officer’s internal peers and the base salaries for that position at comparable companies in the industries with respect to that position, the Compensation Committee believed that no base salary increases were warranted due to the difficult and unstable economic environment. As noted above, the Compensation Committee was mindful of the effect of our compensation and incentive program has on all of our employees and therefore determined to keep executive base salaries flat.

Based on comparable companies in our industries, Kevin Murai, our President and Chief Executive Officer’s base salary for 2008 was below the 25th percentile base salary levels for other chief executive officers in our peer group and the base salary of our other executive officers for 2008 was similarly below the 25th percentile base salary levels for the comparable positions in our peer group.

Profit Sharing Plan.    Profit sharing plan bonuses reward individuals for achieving operating and financial goals, in keeping with a performance-driven environment conducive to increasing stockholder value. Under our profit sharing plan, we accrued a certain percentage of our pre-tax, before profit sharing accrual, profits for possible bonuses. Bonuses granted to executive officers under our profit sharing plan are determined by our Compensation Committee based upon both qualitative and quantitative considerations. For fiscal year ended November 30, 2008, bonuses to executive officers were based upon the achievement of certain threshold net income per share target performance percentages, as well as upon assessments of individual performance. In determining the net income per share target performance metrics, we focused upon our growth, return on equity, return on invested capital, and earnings per share. The threshold target performance percentage for Messrs. Alsborg, Polk, Larocque and Estill was 60% and the threshold target performance percentage for Messrs. Murai and Huang was set higher at 80%. If the minimum threshold target performance percentages of the internally established net income per share goal were not achieved, no bonuses would be paid to the executive officers. The threshold target performance percentages were based on the previous year’s internally established net income per share goal, raised by what was believed to be a reasonable “stretch” goal. In other words, in comparison to the 2007 fiscal year plan, in the event our net income per share remained the same for fiscal year 2008, our executive officers would have been paid less than the bonuses targeted for fiscal year 2007.

If the applicable minimum threshold percentage was met, the actual bonus was paid based on a sliding scale of the target performance percentage actually achieved and dollar limits established by the Compensation Committee for such executive officer. Each of our executive officers had a minimum target under our profit sharing plan of a certain percentage of his annual base salary for the 2008 fiscal year as follows:

Name	Minimum Threshold Percentage of Base Salary
Kevin Murai	100%
Robert Huang	167%
Thomas Alsborg	60%
Dennis Polk	89%
Peter Larocque	108%
Jim Estill	85%

There was potential for actual awards under the plan to either exceed or be less than such minimum target depending upon corporate performance, as well as the executive officer’s performance of certain individual goals that were predetermined by our former President and Co-Chief Executive Officer. Except Messrs. Murai and Huang, our Compensation Committee had discretion to increase or decrease the bonus by up to 30% for all executive officers whose compensation was not subject to the tax deduction limitations of Section 162(m), and decrease the bonus by up to 30% for all other executive officers whose compensation was subject to Section 162(m). Our Compensation Committee’s discretion was to be exercised based upon its discussions with Mr. Murai and our former President and Chief Executive Officer, Mr. Huang, taking into account their ability to manage and monitor the performance of the other executive officers on a more day-to-day level.

Based on comparable companies in our industries, the total cash compensation targets, including both base salary and profit sharing plan bonus, excluding any recommended adjustments by the Compensation Committee, for our executive officers were below the 75th percentile for total cash compensation targets for comparable positions in our industry peer groups for fiscal year 2008.

For fiscal year ended November 30, 2008, we achieved a net income per share of $2.52 per diluted share, which exceeded the minimum threshold and as a result our executive officers received the following bonuses:

Name	Profit Sharing Plan Bonuses(1)
Kevin Murai	$900,000
Robert Huang	$1,800,000
Thomas Alsborg	$345,000
Dennis Polk	$625,000
Peter Larocque	$800,000
Jim Estill	$230,620	(2)

(1)	Amounts include an approximately 1% rounding up.

(2)	Mr. Estill earned a bonus of CDN$285,000. The amount set forth above was calculated based on the foreign exchange rate of the Canadian Dollar to the U.S. Dollar on November 30, 2008 of $1.2358.

For fiscal year ending November 30, 2009, the Compensation Committee approved a similar profit sharing plan, subject to stockholder approval, with threshold net income per share 17% higher than fiscal year 2008 goals. We believe that the fiscal year 2009 goals represent reasonably difficult hurdles to incent our executive officers to achieve returns for our stockholders, considered in light of general economic conditions, our company and industry, and competitive conditions. In our judgment, there is a reasonable probability of attaining this minimum threshold. The maximum hurdles, on the other hand, are set at levels exceeding the prior year and are intended to incentivize our executive officers to increase stockholder return by setting a relatively high net income goal. As noted above, in setting the maximum hurdles, the Compensation Committee considered our growth, return on equity, return on invested capital and earnings per share.

Equity Grants.    Long-term incentives involve equity grants, including restricted stock awards, restricted stock unit grants and stock option grants. Restricted stock and restricted stock units help us to retain key personnel, whereas stock options provide incentive for creating incremental stockholder value. The value of equity grants derives from stock price, which aligns executive compensation with stockholder value.

Equity grants are based on a number of considerations. The Compensation Committee’s determination with respect to stock option grants, restricted stock awards and restricted stock unit grants to executive officers for fiscal year ended November 30, 2008 can be viewed from two perspectives: our company and our employee. From our company’s perspective, the Compensation Committee considered the following principal elements:

•	corporate performance;

•	dilution to stockholders; and

•	related expense to our company.

From our employees’ perspective, the Compensation Committee considered the following principal elements:

•	job responsibilities and past performance;

•	likely future contributions;

•	potential reward to the executive officer if the stock price appreciates in the public market;

•	management tier classification;

•	equity grants made by competitors; and

•	existing vested and unvested equity holdings.

Determination of equity grant amounts is not made in accordance with a strict formula that measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges and to internal policies and practices, including an overall review of both employee and corporate performance and the value of equity grants of comparable officers at comparable companies, including Agilysys, Inc., Arrow Electronics, Inc., Avnet, Inc., Bell Microproducts Inc., Ingram Micro Inc. and Tech Data Corporation. We evaluate our corporate performance objective primarily by our financial performance, including growth, return on equity, return on invested capital, and earnings per share. Equity grants may also be made to new executive officers upon commencement of employment and, on occasion, to executive officers in connection with a significant change in job responsibility. We also distinguish between equity grants of stock options and restricted stock based upon the officer’s position. We believe that stock options carry more risk than restricted stock. As such, we expect certain officers to accept more risk and their equity grants are more heavily weighted towards stock options rather than restricted stock awards.

Except Mr. Murai who received an equity grant upon commencement of his employment in March 2008, our Compensation Committee approved equity awards to our executive officers, in September 2008 in connection with our Compensation Committee’s annual evaluation of our fiscal year 2008 corporate performance, and granted equity awards substantially consistent with past practice. In addition, the Compensation Committee approved a one-time equity grant to Mr. Alsborg in January 2008.

To further ensure that the long-term interests of executive officers and Senior Vice Presidents are closely aligned with those of stockholders, we request that they, except Mr. Murai, hold an equity position in SYNNEX of at least one times his or her annual total cash compensation. This equity position can be satisfied by holding shares of common stock, whether vested or unvested, or vested in-the-money stock options. With respect to Mr. Murai, he is expected not to sell vested equity compensation (with the exception of shares sold or withheld by us to cover any exercise price or taxes on such compensation) until he achieves ownership of an amount of our common stock having a fair market value of at least two times the sum of his annual base salary plus target bonus as in effect from time to time. Mr. Murai is expected to maintain this minimum level of ownership thereafter. Stock ownership for Mr. Murai’s purpose includes common stock owned personally or in trust for his benefit, but does not include unvested restricted stock or stock units, or unexercised stock options. Due to the current unstable stock market and difficult economy, we have not enforced this policy, but continue to monitor the same.

In addition, to avoid any impropriety or even the appearance of such, the Compensation Committee makes equity grants only during open trading windows. If the date of an equity grant falls within a trading black-out period, then the effective grant date is upon the expiration of the third trading day after the trading black-out period ends. The exercise price is the market closing price of our common stock on the effective grant date. In addition, equity grants to executive officers are generally awarded each year in the August-September period. We believe that the automatic and consistent nature of our equity grant process avoids the possibility of timing deviations.

Deferred Compensation Plan.    Our deferred compensation plan permits designated employees to accumulate income for retirement and other personal financial goals by deferring present income through a nonqualified plan. Our deferred compensation plan became effective on January 1, 1994 and was amended on January 7, 2008 to conform with changes required by Section 409A of the Internal Revenue Code of 1986, as amended (Code). Currently, Mr. Huang is the only participant in this plan.

Benefits, Perquisites and Other.    Other benefits to our executive officers include medical, dental and life insurance, as well as 401(k) plan participation. Except for an automobile allowance and some non-material perquisites, these benefits are generally available to all our employees.

We believe these benefits to be reasonable and competitive. We have not established policies regarding recovery of awards in the event of a restatement of earnings.

Executive Compensation Discussion for the Named Executive Officers

Chairman of the Board of Directors.    Robert Huang founded our Company in 1980, and is currently a Director and Chairman of the Board. Mr. Huang retired as our President and Co-Chief Executive Officer in December 2008. Mr. Huang’s base salary remained the same at $400,000 per year in fiscal year 2008. Mr. Huang also received a bonus of $1,800,000 under our 2008 profit sharing plan. Some of the primary factors affecting Mr. Huang’s compensation include, among other things, his overall leadership of the company, his role in the successful transition in the succession to Kevin Murai, and his contribution to our global business services division. As a result of his retirement in December 2008, Mr. Huang is no longer an executive officer, but will receive an aggregate annual base compensation of $400,000, comprised of Chairman of the Board retainer of $225,000 and base salary of $175,000 as a part-time employee for his leadership of our global business services division. Mr. Huang will also receive a restricted stock award of 2,000 shares of our common stock for his services as Chairman of the Board.

While Mr. Huang is no longer an executive officer, he will continue to serve on our Board of Directors as Chairman and provide leadership of our global business services division during his transition from part-time status. As such, any future compensation payable to Mr. Huang, as a director and as an employee, will be based upon the approval of the Nominating and Corporate Governance Committee and Compensation Committee, respectively, both of which are composed of disinterested members of the Board of Directors.

President and Chief Executive Officer.    Kevin Murai, our President and Chief Executive Officer and a Director, joined us in March 2008. He served as Co-Chief Executive Officer until Mr. Huang’s retirement in December 2008. Mr. Murai’s base salary was increased from his original $400,000 per year in March 2008 to $500,000 per year in December 2008 in connection with his succession as President and sole Chief Executive Officer. Mr. Murai also received relocation expenses of $8,000, a bonus of $900,000 under our 2008 profit sharing plan, a stock option grant of 150,000 shares, and a restricted stock award of 50,000 shares. Some of the primary factors affecting Mr. Murai’s compensation include, among other things, comparative compensation of competitor companies, his overall leadership of the company, his role in the successful transition in the succession of Mr. Huang, and his increased responsibilities as President and sole Chief Executive Officer.

Chief Financial Officer.    Thomas Alsborg is our Chief Financial Officer. He joined us in March 2007. Mr. Alsborg’s base salary remained the same at $250,000 per year in fiscal year 2008. Mr. Alsborg also received a bonus of $345,000 under our 2008 profit sharing plan, stock option grants totaling 16,500 shares, and restricted stock awards totaling 5,500 shares. Some of the primary factors affecting Mr. Alsborg’s compensation include, among other things, his contribution to the overall leadership of the company, his leadership of the financial function of the company, his assistance in the successful transition of Mr. Huang to Mr. Murai, and his leadership in several financings during fiscal year 2008.

Chief Operating Officer.    Dennis Polk is our Chief Operating Officer and served in this capacity since July 2006 and previously served as Chief Financial Officer and Senior Vice President of Corporate Finance since joining us in February 2002. Mr. Polk’s base salary remained substantially the same at $307,560 per year in fiscal year 2008. Mr. Polk also received a bonus of $625,000 under our 2008 profit sharing plan, stock option grant of 25,000 shares, and a restricted stock award of 8,500 shares. Some of the primary factors affecting Mr. Polk’s compensation include, among other things, his contribution to the overall leadership of the company, his leadership of the operations function of the company, his assistance in the successful transition of Mr. Huang to Mr. Murai, and his leadership in our successful acquisition and integration of New Age Electronics, Inc.

President, US Distribution.    Peter Larocque has served as our President, U.S. Distribution since July 2006 and previously served as Executive Vice President of Distribution from June 2001 to July 2006, and Senior Vice President of Sales and Marketing from September 1997 until June 2001. Mr. Larocque is responsible for our U.S. distribution business. Mr. Larocque’s base salary remained the same at $322,938 per year in fiscal year 2008. Mr. Larocque also received a bonus of $800,000 under our 2008 profit sharing plan, stock option grant of 25,000 shares, and a restricted stock award of 8,500 shares. Some of the primary factors affecting Mr. Larocque’s compensation include, among other things, his contribution to the overall leadership of our company, his leadership of the sales and marketing function of our company in the United States, his assistance in the successful transition of Mr. Huang to Mr. Murai, his leadership in our successful integration of New Age Electronics, Inc., and his contribution to the year over year increase in revenues and net income of approximately 11% and 33%, respectively.

President and Chief Executive Officer of SYNNEX Canada Limited.    Jim Estill joined SYNNEX Canada Limited in September 2004 as President and Chief Executive Officer after the acquisition of EMJ Data Systems Limited by SYNNEX Canada Limited. Mr. Estill is responsible for SYNNEX Canada Limited. Mr. Estill’s base salary remained the same at CDN$235,000 per year in fiscal year 2008. Mr. Estill also received a plan bonus of CDN$285,000 under our 2008 profit sharing plan, stock option grant of 15,000 shares, and a restricted stock award of 5,000 shares. Some of the primary factors affecting Mr. Estill’s compensation include, among other things, his contribution to the overall leadership of our company, his leadership of SYNNEX Canada Limited, his assistance in the successful transition of Mr. Huang to Mr. Murai, and his contribution to the year over year increase in revenues and net income of approximately 11% and 33%, respectively.

Tax Deductibility Considerations

Section 162(m) of the Code generally prohibits us from deducting the compensation of executive officers that exceeds $1,000,000 unless that compensation is contingent on the satisfaction of objective performance goals approved by our stockholders. Our 2009 Profit Sharing Plan, which is submitted for stockholder approval, is structured to permit bonus awards under that plan to qualify as performance-based compensation and to maximize the tax deductibility of such awards. However, we reserve the discretion to pay compensation to our executive officers that may not be deductible.

Compensation Committee

The Compensation Committee has overall responsibility for our executive compensation policies as provided in a written charter adopted by your Board of Directors. The Compensation Committee is empowered to review and approve the annual compensation and compensation procedures for our executive officers. The Compensation Committee does not delegate any of its functions to others in setting compensation.

Compensation Consultant and Peer Group Analysis.    To assist in this process, the Compensation Committee retained the services of Compensia LLC as its compensation consultant for fiscal year 2008. Compensia reported directly to the Compensation Committee and the Compensation Committee directly approved the Compensia fees. The Compensation Committee believes that the Compensia advice was independent of management and benefited our company and stockholders. Compensia provided the Compensation Committee with a review of the overall compensation climate in the United States, best practices, and trends specific to our industry. Compensia provided analyses of base salaries, bonuses, long-term incentives and benefit practices, along with recommendations related to compensation.

The Compensation Committee’s decisions were made with attention to the compensation practices of our competitors and of a sample of high-tech companies with market capitalizations similar to ours. The following industry peer companies and market capitalization peer companies were used in our competitive benchmarking:

Industry Peers	Market Capitalization Peers
Agilysis, Inc.	Actel Corporation
Arrow Electronics, Inc.	Benchmark Electronics, Inc.
Avnet, Inc.	Black Box Corporation
Bell Microproducts Inc.	Brightpoint, Inc.
Ingram Micro Inc.	Checkpoint Systems, Inc.
Tech Data Corporation	CIBER, Inc.
CMGI Inc.
Epicor Software Corporation
Micrel, Inc.
Plexus Corp.
Sanmina-SCI Corporation
ScanSource, Inc.
TriQuint Semiconductor Inc.
TTM Technologies, Inc.

In addition to talking to members of our Compensation Committee, Compensia also contacted certain of our executive officers and other employees in our human resources department to obtain historical data and insight into previous compensation practices. Our Compensation Committee took Compensia’s recommendations into consideration when setting executive compensation for fiscal year 2008 and used them as a basis for making changes to executive compensation for fiscal year 2009.

Tally Sheets and the Role of President and Chief Executive Officer.    In fiscal year 2008, the Compensation Committee continued the practice of reviewing the total remuneration of the executive officers using summary tables, or tally sheets. These tally sheets allowed the Compensation Committee to undertake a comprehensive review across all forms of compensation, and to understand the effect that changing profit and stock price scenarios could have on such forms.

Messrs. Huang and Murai also made recommendations to the Compensation Committee as to the compensation of the other executive officers and others in senior management. The Compensation Committee considered the recommendations of our President and Chief Executive Officer, the executive officer’s role, responsibilities and performance during the past year, and the amount of compensation paid to executive officers in similar positions at comparable companies. The Compensation Committee may accept or adjust such recommendations and also made the sole determination of the compensation of the President and Chief Executive Officer. These recommendations were considered in relation to annual performance reviews and played an important role in the compensation determinations by the Compensation Committee.

In general, we believe that the current executive compensation program meets the objectives of rewarding executive officers for measurable results in meeting and exceeding goals.

Compensation Committee Report

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by SYNNEX under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with SYNNEX’ management. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors of SYNNEX that the Compensation Discussion and Analysis be included in SYNNEX’ proxy statement on Schedule 14A and incorporated by reference into its Annual Report on Form 10-K for the fiscal year ended November 30, 2008.

Respectfully submitted on February 12, 2009, by the members of the Compensation Committee of your Board of Directors:

Mr. Fred Breidenbach

Mr. Dwight Steffensen

Mr. James Van Horne, Chairman

2008 Summary Compensation Table

The following tables set forth compensation for services rendered in all capacities to us for the three fiscal years ended November 30, 2006, 2007 and 2008 for our President and Chief Executive Officer, former President and Co-Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers as of November 30, 2008 whose total compensation for fiscal year ended November 30, 2008 exceeded $100,000, whom we refer to in this Proxy Statement as the named executive officers.

Name & Principal Position	Year	Salary ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)		Total ($)
Kevin Murai(3)	2008	261,539		64,700	79,192	900,000		8,000		1,313,431
Co-Chief Executive	2007	—		—	—	—		—		—
Officer, and Director	2006	—		—	—	—		—		—

Robert Huang(4)	2008	400,000		1,190,625	302,501	1,800,000		—		3,693,126
President, Co-Chief	2007	415,380		1,190,625	302,480	1,780,000		—		3,688,485
Executive Officer, and Director	2006	400,006		992,188	213,758	1,600,000		—		3,205,952

Thomas Alsborg	2008	250,000		81,705	103,446	345,000		850		781,001
Chief Financial Officer	2007	168,269		47,198	60,200	171,000		850		447,517
	2006	—		—	—	—		—		—

Dennis Polk	2008	307,560		102,772	186,552	625,000		850		1,222,734
Chief Operating Officer	2007	315,900		68,940	145,253	510,000		850		1,040,943
	2006	276,923		29,543	93,959	450,000		750		851,175

Peter Larocque	2008	322,938		102,772	216,517	800,000		850		1,443,077
President, US Distribution	2007	331,695		68,940	175,203	650,000		850		1,226,688
	2006	315,161		29,543	123,909	600,000		1,165		1,069,778

Jim Estill	2008	190,160	(5)	46,765	183,879	230,620	(6)	688	(7)	652,112
President and Chief	2007	242,965	(5)	26,530	159,080	249,825	(6)	—		678,400
Executive Officer of SYNNEX Canada Limited	2006	179,185	(5)	2,891	128,303	175,239	(6)	—		485,618

(1)	Amounts listed in these columns represent the estimated fair value of stock awards and option awards recognized by us under SFAS 123(R), disregarding estimated forfeitures, for fiscal year ended November 30, 2008, rather than amounts realized by the named individuals. See Note 3 “Share-Based Compensation” for our valuation assumptions for this expense included in our Annual Report on Form 10-K for fiscal year ended November 30, 2008.

(2)	Represents performance bonus awards under the profit sharing plan earned in 2008, but paid in 2009.

(3)	Mr. Murai joined SYNNEX on March 31, 2008 as our Co-Chief Executive Officer and on December 1, 2008 became our President and sole Chief Executive Officer.

(4)	Mr. Huang retired as President and Co-Chief Executive Officer on December 1, 2008 and currently serves as a non-executive employee, a director and Chairman of the Board.

(5)	Mr. Estill earned CDN$235,000, CDN$243,135 and CDN$204,504 in fiscal years ended November 30, 2008, 2007 and 2006, respectively. The amount set forth above was calculated based on the foreign exchange rate of the Canadian Dollar to the U.S. Dollar on November 30, 2008, 2007 and 2006 of $1.2358, $1.0007 and $1.1413, respectively.

(6)	Mr. Estill earned CDN$285,000, CDN$250,000 and CDN$200,000 in fiscal years ended November 30, 2008, 2007 and 2006, respectively. The amount set forth above was calculated based on the foreign exchange rate of the Canadian Dollar to the U.S. Dollar on November 30, 2008, 2007 and 2006 of $1.2358, $1.0007 and $1.1413, respectively.

(7)	Mr. Estill received matching contributions to his Registered Retirement Savings Plan in the amount of CDN$850 in the fiscal year ended November 30, 2008. The amount set forth above was calculated based on the foreign exchange rate of the Canadian Dollar to the U.S. Dollar on November 30, 2008 of $1.2358.

2008 Grants of Plan-Based Awards

The following table sets forth information on grants of plan-based awards in fiscal year ended November 30, 2008 to the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Kevin Murai	10/3/08	—	—	—	—	150,000	19.41	7.92
	10/3/08	—	—	—	50,000	—	—	19.41
	—	400,000	633,333	933,333	—	—	—	—

Robert Huang	—	666,667	1,266,667	1,866,667	—	—	—	—

Thomas Alsborg	1/18/08	—	—	—	—	7,500	21.52	8.62
	10/3/08	—	—	—	—	9,000	19.41	7.92
	1/18/08	—	—	—	2,500	—	—	21.52
	10/3/08	—	—	—	3,000	—	—	19.41
	—	150,000	300,000	455,000	—	—	—	—

Dennis Polk	10/3/08	—	—	—	—	25,000	19.41	7.92
	10/3/08	—	—	—	8,500	—	—	19.41
	—	275,000	540,000	780,000	—	—	—	—

Peter Larocque	10/3/08	—	—	—	—	25,000	19.41	7.92
	10/3/08	—	—	—	8,500	—	—	19.41
	—	350,000	680,000	1,040,000	—	—	—	—

Jim Estill	10/3/08	—	—	—	—	15,000	19.41	7.92
	10/3/08	—	—	—	5,000	—	—	19.41
	—	200,000	300,000	487,500	—	—	—	—

(1)	The target incentive amounts shown in this column reflect our annual bonus awards originally provided under our 2008 profit sharing plan and represents pre-established target awards as a percentage of base salary for fiscal year ended November 30, 2008, with the potential for actual awards under the plan to either exceed or be less than such funding target depending upon corporate performance. Actual award amounts are not guaranteed and are determined at the discretion of the Compensation Committee, which may consider an individual’s performance during the period. For additional information, please refer to the Compensation Discussion and Analysis section. Actual 2008 profit sharing plan payouts are reflected in the Non-Equity Incentive Plan Compensation column of the 2008 Summary Compensation Table.

(2)	The threshold illustrates the smallest payout that can be made if all of the pre-established performance objectives are achieved at the minimum achievement level. Actual awards may be more or less than these amounts and are at the discretion of the Compensation Committee. The target is the payout that can be made if the pre-established performance objectives have been achieved at the target achievement level. The maximum is the greatest payout that can be made if the pre-established maximum performance objectives are achieved or exceeded at the outperform achievement levels.

(3)	Stock awards listed in these columns vest as to 20% of the shares on the first five anniversaries of the grant date. Option awards listed in these columns vest and become exercisable as to 20% of the shares on the first anniversary of the grant date and the remaining vest monthly thereafter over the remaining four-year period.

Narrative to 2008 Summary Compensation Table and 2008 Grants Plan-Based Awards Table

See Compensation Discussion and Analysis above for a complete description of compensation plans pursuant to which the amounts listed under the 2008 Summary Compensation Table and 2008 Grants of Plan-Based Awards Table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also describes the options and restricted stock grants.

Except as otherwise noted, all stock awards and option awards vest over five years beginning on the grant date, with the first vesting occurring on the first anniversary of the grant date.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

The following summarizes our employment arrangement with our executive officers, including potential payments payable to our executive officers upon termination of employment or a change in control of us under their current employment agreements and our other compensation programs. The Compensation Committee may in its discretion revise, amend or add to these benefits if it deems advisable. Although much of the compensation for our executive officers is performance-based and largely contingent upon achievement of aggressive financial goals, our change of control arrangements provide important protection to our executive officers, are consistent with practice of our peer companies, and are appropriate for attraction and retention of executive talent.

Consistent with the practice of our peer companies, other compensation decisions are not generally based on the existence of this severance protection. We find it more equitable to offer severance benefits based on a standard formula relating to the executive officer’s title or title equivalent and tenure with the company because severance often serves as a bridge when employment is involuntarily terminated, and should therefore not be affected by other, longer-term accumulations.

Robert Huang.    On February 7, 2006, the Compensation Committee approved an employment agreement with Mr. Huang for a term of four years and on January 7, 2008, we amended Mr. Huang’s employment agreement to conform with changes to Section 409A of the Code. Pursuant to the agreement, Mr. Huang received an annual base salary of $400,000 and was granted an award of restricted stock units for 250,000 shares of our common stock under our 2003 Stock Incentive Plan. The restricted stock units vest with respect to 25% of the shares on the date that is 13 months after the date of grant, and an additional 25% of the shares on the second, third and fourth anniversaries of the date of grant. This agreement also provided for the following severance and change of control arrangements:

Subject to the terms and conditions of the agreement, if Mr. Huang terminates his employment with us due to a reduction of his title, authority, duties, position or responsibilities; a reduction by us of his base salary or bonus opportunity unless proportionate to a reduction in his employment schedule consented to by Mr. Huang; the relocation of his principal place of employment to a facility or a location more than fifty (50) miles from his current location; or our failure to obtain the assumption of this agreement by any of our successors, or Good Reason, or we terminate his employment for a reason other than his commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, and which has a material adverse effect on our business or affairs or our affiliates or stockholders; intentional or willful misconduct or refusal to follow the lawful instructions of the Board of Directors or intentional breach of our confidential information obligations which has an adverse effect on us or our affiliates or stockholders, or Cause, or Mr. Huang’s inability to perform the principal functions of his duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six (6) months, or Disability, or his death, then Mr. Huang will receive the following severance benefits:

•

Severance Payments. Mr. Huang will be paid severance for twelve (12) months following his employment termination date at a monthly rate equal to his annual base salary rate, as then in effect, divided by twelve (12) months. Such payments will be paid periodically in accordance with our normal payroll policies, subject to a six-month delay to the extent required under Section 409A. In addition, Mr. Huang will receive a prorated portion of any profit-sharing bonus earned for the year of termination as determined by the Compensation Committee, payable when such bonuses are normally paid.

•

Continued Health Benefits. Mr. Huang will receive reimbursement from us for the group health continuation coverage premiums for him and his eligible dependents under Section 4980B of the Code or corresponding provisions of state law, or COBRA, through the earliest of (x) the twelve-month anniversary of the date of termination of employment, (y) the date upon which Mr. Huang and his eligible dependents become covered under similar plans or (z) the date Mr. Huang no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code); provided, however, that Mr. Huang will be solely responsible for electing COBRA coverage within the required time period. Thereafter, Mr. Huang will be eligible for continued COBRA coverage at his expense for a minimum of three years.

•

Accelerated Vesting. One hundred percent (100%) of the unvested shares subject to all of Mr. Huang’s outstanding rights to purchase or receive shares of our common stock (including, without limitation, through awards of stock options, restricted stock units or similar awards) whether acquired by Mr. Huang before or after the date of this agreement and 100% of any of his shares of our common stock subject to our right of repurchase or forfeiture upon Mr. Huang’s termination of employment for any reason will immediately vest and, if applicable, become exercisable upon such termination. In all other respects, such awards will continue to be subject to the terms and conditions of the plans, if any, under which they were granted and any applicable agreements between us and Mr. Huang.

Mr. Huang is entitled to the above severance benefits regardless of whether a change of control has occurred. We believe that structuring Mr. Huang’s severance benefits in this fashion encourages his retention, rewards him for his individual contribution, loyalty, teamwork and integrity, and motivates him to achieve returns for our stockholders.

If Mr. Huang’s employment with us terminates as a result other than an involuntary termination as discussed above, then Mr. Huang will not be entitled to receive the above severance benefits and will only be entitled to receive his earned but unpaid base salary through the date of termination of employment, all accrued vacation, expense reimbursements and any other benefits due to him through the date of termination of employment in accordance with our established plans, policies and arrangements, and such other compensation or benefits from us as may be required by law (for example, COBRA coverage).

The receipt of any such severance and change of control benefits will be subject to Mr. Huang not violating the non-competition and non-solicitation covenants of the agreement.

In connection with the retirement of Mr. Huang as President and Co-Chief Executive Officer on December 1, 2008, Mr. Huang will receive an aggregate annual base compensation of $400,000, comprised of Chairman of the Board retainer of $225,000 and base salary of $175,000 as a part-time employee for his leadership of our global business services division. Mr. Huang will also receive a restricted stock award of 2,000 shares of our common stock for his services as Chairman of the Board. Since Mr. Huang has retired from our company as an executive officer, we intend to re-evaluate the applicability of the above severance and change of control benefits. As such, any change in benefits payable to Mr. Huang, as a director and as an employee, will be based upon the approval of the Nominating and Corporate Governance Committee and Compensation Committee, respectively, both of which are composed of disinterested members of the Board of Directors.

Kevin Murai.    On March 31, 2008, the Board of Directors appointed Kevin Murai as Co-Chief Executive Officer of SYNNEX. In connection with Mr. Murai’s employment with SYNNEX, Mr. Murai and our company executed an employment offer which provided for certain severance benefits. If we terminate Mr. Murai’s employment with our company after March 31, 2008 for a reason other than Cause, Disability or death, as such terms are defined below in the offer letter, then Mr. Murai will receive the following severance benefits from us:

•

Severance Payments. Mr. Murai will be paid severance for twelve (12) months following the employment termination date at a monthly rate equal to his annual base salary rate plus target incentive bonus, as then in effect, divided by twelve (12) months. Such payments shall be paid periodically in accordance with our normal payroll policies.

•

Continued Health Benefits. Mr. Murai will receive reimbursement from us of the group health continuation coverage premiums for Mr. Murai and his eligible dependents under Section 4980B of the Code or corresponding provisions of state law, or COBRA through the earliest of (x) the twelve-month anniversary of the date of termination of employment, (y) the date upon which Mr. Murai and his eligible dependents become covered under similar plans or (z) the date Mr. Murai no longer qualifies as a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code); provided, however, that Mr. Murai is solely responsible for timely electing COBRA coverage.

The receipt of any severance benefits will be subject to Mr. Murai signing and not revoking a release of claims in a form acceptable to the company within such period of time as we may require, but not to exceed 21 days following his termination of employment. The receipt of any such severance and change of control benefits will be subject to Mr. Murai not violating the non-competition and non-solicitation covenants of the agreement.

Jim Estill.    On January 10, 2006, the Board of Directors appointed Jim Estill to be an executive officer of SYNNEX. At the time of his appointment, Mr. Estill had in effect an employment agreement, dated July 14, 2004. Pursuant to the agreement, Mr. Estill originally received an annual base salary of CDN$110,000. Immediately prior to his appointment as an executive officer, Mr. Estill’s annual base salary was the equivalent of $200,000. Mr. Estill is also eligible for annual merit increases in base salary similar to all of our employees. This agreement also provides for the following severance and change of control arrangements:

•

Termination on Notice. SYNNEX Canada may terminate the employment of Mr. Estill at any time without cause, by prior written notice or pay in lieu of notice in accordance with applicable employment laws and the common law of the Province of Ontario. SYNNEX Canada will recognize Mr. Estill’s service with EMJ Data Systems Ltd., a predecessor of SYNNEX Canada, for the purpose of determining the period of notice.

•

Resignation. Mr. Estill shall give SYNNEX Canada 30 days’ written notice of his resignation and, subject to the following sentence, Mr. Estill’s employment shall terminate on the date specified in the notice. Upon receipt of his notice of resignation, or at any time thereafter, SYNNEX Canada shall have the right to elect to pay Mr. Estill’s base salary for the remainder of the notice period and continue his benefits for the period of notice (subject to any exclusions required by SYNNEX Canada’s insurers), and if SYNNEX Canada so elects, Mr. Estill’s employment shall terminate immediately upon such payment.

•

Disability. If SYNNEX Canada determines that Mr. Estill has suffered any Disability which means a physical or mental incapacity that has prevented Mr. Estill from performing the essential duties customarily assigned to him, with all reasonable accommodations required by law, for 180 days, whether or not consecutive, out of any 12 consecutive months and that in the opinion of SYNNEX Canada’s Board of Directors, acting reasonably, is likely to continue, SYNNEX Canada may terminate his employment by notice. If Mr. Estill’s employment terminates by reason of notice, then Mr. Estill shall receive, in lieu of all amounts otherwise payable under this agreement (except for amounts earned, but not yet paid to Mr. Estill through the date of such Disability), compensation at Mr. Estill’s base salary rate for a 3-month period following the date of Disability. If and for so long as Mr. Estill is eligible and meets any conditions of SYNNEX Canada’s plans and policies, Mr. Estill will be entitled to long-term disability benefits.

•

Cause. SYNNEX Canada Limited, or SYNNEX Canada, may terminate the employment of Mr. Estill at any time for cause, including theft, dishonesty or breach of law; any material breach or default of Mr. Estill’s obligations, or any material neglect of duty, misconduct or disobedience in discharging any of his duties and responsibilities; Mr. Estill’s acceptance of a gift of any kind, other than gifts of nominal or inconsequential value, from any source directly or indirectly related to Mr. Estill’s employment, except if the acceptance of such a gift is in the ordinary course of business in the industry provided that Mr. Estill provides notice of his acceptance of such a gift; any failure of or refusal by Mr. Estill to comply with the reasonable and lawful policies, rules and regulations of SYNNEX Canada; or anything or any behavior that constitutes just cause at law in accordance with the laws of the Province of Ontario. If SYNNEX Canada terminates the employment of Mr. Estill for cause, his benefits shall cease and SYNNEX Canada shall not be obligated to make any further payments under this agreement except amounts due and owing at the time of the termination.

•

Resignation for Good Reason. Mr. Estill may resign his employment for any significant or material diminution in his authority, duties or responsibilities normally associated with his position; any significant or material change in his current reporting relationships without prior reasonable notice; or reduction of his base salary rate, or Good Cause, upon written notice to SYNNEX Canada specifying the reasons for resigning for Good Cause. If Mr. Estill resigns his employment for Good Cause, he shall be entitled to a payment in lieu of notice in accordance with applicable laws of the Province of Ontario as if his employment had been terminated without cause and without prior notice.

Mr. Estill’s health and welfare benefit coverage shall cease upon termination of his employment pursuant to any termination on notice or resignation for Good Cause, except that where the employment is terminated by pay in lieu of notice, benefit coverage (subject to any exclusions required by SYNNEX Canada’s insurers) shall continue only until the expiration of the notice period or until Mr. Estill commences other employment, whichever occurs first. Pay in lieu of notice or payment in lieu of notice shall be at Mr. Estill’s base salary rate and shall not include any bonus, incentive, executive compensation, stock options, or other discretionary income or benefits, and shall be paid in a lump sum promptly following Mr. Estill’s termination of employment subject to dispute as to the length of notice period for which payment is to be made. The notice or payments provided for in the employment agreement shall be inclusive of Mr. Estill’s entitlement to notice, termination pay, and severance pay under the Employment Standards Act, 2000, shall satisfy all of SYNNEX Canada’s obligations in relation to the termination of Mr. Estill’s employment and shall be accepted and received by Mr. Estill in lieu of any other notice, pay in lieu of notice, termination pay, severance pay, claim or cause of action for damages relating to the termination of his employment.

Mr. Estill shall be entitled to all earned, but unpaid base salary and payments in respect of expenses subject to reimbursement accrued or incurred up to and including the date on which notice of termination or resignation is given.

Mr. Estill has agreed to a non-competition covenant with SYNNEX Canada Limited for the duration of his employment plus an additional two years after the termination of his employment, except in the event of a change of control. In the event of a change of control, the additional two-year non-competition period after termination of his employment is eliminated.

Other than as described above, the employment agreements of Messrs. Huang, Murai and Estill do not provide for repricings or other material modifications of outstanding stock options or other equity-based awards; payment of dividends; material waiver or modification of any specified performance target, goal or condition to payout under any reported incentive payout plan or any formula with respect to level of annual base salary and bonus in proportion to total compensation.

Other Executive Officers.    If any of the following categories of officers is terminated without cause within two months before or 12 months after a change of control of us (including a voluntary termination because of a reduction in salary or position or a relocation), the officer is entitled to the following:

•

Executive Vice Presidents are entitled to salary continuation at a rate equal to the average of total salary and bonus over the prior three years for a minimum of 18 months plus one month per year of employment after the eighteenth year of employment, up to a maximum of 24 months, and paid COBRA for two years; and

•

Senior Vice Presidents and the Chief Information Officer are entitled to salary continuation at a rate equal to the average total salary and bonus over the prior three years for a minimum of 12 months plus one month per year of employment after the thirteenth year of employment, up to a maximum of 18 months, and paid COBRA for one year.

Severance payments will be delayed for six months following termination of employment to the extent required by Section 409A.

For these other executive officers, we believe that structuring their severance benefits in the above described fashion in connection with a change of control and tying each individual’s severance payment with his or her length of service with us, encourages their retention, rewards them for their individual contributions, loyalty, teamwork and integrity, and motivates them to achieve returns for our stockholders.

For each of these other executive officers, if their employment with us terminates as a result other than termination without cause within two months before or 12 months after a change in control of us, then they will not be entitled to receive the above severance benefits. They are entitled to receive compensation and benefits through the date of termination in accordance with our established plans.

Potential Payments Upon Termination or Change of Control

The following table sets forth potential payments payable to our current named executive officers upon termination of employment or a change in control. Our Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable. The table below reflects amounts payable to our named executive officers assuming a change of control on, or their employment was terminated on November 30, 2008:

Name	Benefit	Termination for Good Reason/Without Cause; No Change of Control ($)		Termination Without Cause with Change of Control ($)		Termination due to Disability($)
Kevin Murai	Salary	400,000		400,000		—
	Bonus	900,000		900,000		—
	Option acceleration	—		—		—
	Benefits continuation	4,314		4,314		—
	Total value	1,304,314		1,304,314		—

Robert Huang	Salary	400,000		400,000		—
	Bonus	1,800,000		1,800,000		—
	Option acceleration	1,917,395		1,917,395		—
	Benefits continuation	8,620		8,620		—
	Total value	4,126,015		4,126,015		—

Thomas Alsborg	Salary	—		386,701		—
	Bonus	—		—		—
	Option acceleration	—		—		—
	Benefits continuation	—		15,077		—
	Total value	—		401,778		—

Dennis Polk	Salary	—		1,010,912		—
	Bonus	—		—		—
	Option acceleration	—		—		—
	Benefits continuation	—		30,155		—
	Total value	—		1,041,067		—

Peter Larocque	Salary	—		1,760,140		—
	Bonus	—		—		—
	Option acceleration	—		—		—
	Benefits continuation	—		24,931		—
	Total value	—		1,785,071		—

Jim Estill	Salary	794,366	(1)	794,366	(1)	47,540	(2)
	Bonus	—		—		—
	Option acceleration	—		—		—
	Benefits continuation	—		—		67,972	(2)
	Total value	794,366	(1)	794,366	(1)	115,512	(2)

(1)	Mr. Estill would be entitled to CDN$981,677 in severance payments. The amounts set forth above were calculated based on the foreign exchange rate of the Canadian Dollar to the U.S. Dollar on November 30, 2008 of $1.2358.

(2)	Mr. Estill would have been entitled to CDN$58,750 in salary plus long-term benefits equal to CDN$84,000 on an annual basis as long as he is eligible. The amounts set forth above were calculated based on the foreign exchange rate of the Canadian Dollar to the U.S. Dollar on November 30, 2008 of $1.2358.

2008 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity-based awards, including the potential dollar amounts realizable with respect to each award.

	Option Awards(1)				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)
Kevin Murai	—	150,000	19.41	10/3/2018	—		—
	—	—	—	—	50,000		523,000

Robert Huang	200,000	—	4.50	3/1/09	—		—
	130,278	—	4.50	12/30/09	—		—
	375,000	—	9.00	4/20/10	—		—
	375,000	—	9.00	4/20/10	—		—
	375,000	—	10.00	3/29/12	—		—
	150,000	—	12.00	8/19/13	—		—
	91,667	18,333	16.10	9/27/14	—		—
	31,667	18,333	17.17	9/20/15	—		—
	20,833	29,167	23.13	10/18/16	—		—
	—	—	—	—	125,000	(2)	1,307,500

Thomas Alsborg	16,667	33,333	21.24	3/30/17	—		—
	—	7,500	21.52	1/18/18	—		—
	—	9,000	19.41	10/3/18	—		—
	—	—	—	—	13,332		139,453
	—	—	—	—	2,500		26,150
	—	—	—	—	3,000		31,380

Dennis Polk	4,167	—	10.00	2/15/12	—		—
	29,465	—	12.00	8/19/13	—		—
	40,734	8,333	16.10	9/27/14	—		—
	12,667	7,333	17.17	9/20/15	—		—
	10,417	14,583	23.13	10/18/16	—		—
	5,417	19,583	20.40	10/2/17	—		—
	—	25,000	19.41	10/3/18	—		—
	—	—	—	—	2,880		30,125
	—	—	—	—	4,999		52,290
	—	—	—	—	6,666		69,726
	—	—	—	—	8,500		88,910

Peter Larocque	9,853	—	10.00	3/29/12	—		—
	21,667	—	12.00	8/19/13	—		—
	31,000	12,500	16.10	9/27/14	—		—
	12,667	7,333	17.17	9/20/15	—		—
	10,417	14,583	23.13	10/18/16	—		—
	5,417	19,583	20.40	10/2/17	—		—
	—	25,000	19.41	10/3/18	—		—
	—	—	—	—	2,880		30,125
	—	—	—	—	4,999		52,290
	—	—	—	—	6,666		69,726
	—	—	—	—	8,500		88,910

Jim Estill	62,500	12,500	16.10	9/27/14	—		—
	15,833	9,167	17.17	9/20/15	—		—
	6,250	8,750	23.13	10/18/16	—		—
	3,250	11,750	20.40	10/2/17	—		—
	—	15,000	19.41	10/3/18	—		—
	—	—	—	—	3,000		31,380
	—	—	—	—	4,000		41,840
	—	—	—	—	5,000		52,300

(1)	Except as otherwise noted in footnote 2, all stock awards listed in this table vest as to 20% of the shares on each of the first five anniversaries of the grant date and all option awards listed in these columns vest and become exercisable as to 20% of the shares on the first anniversary of the grant date and the remaining vest monthly thereafter over the remaining four-year period.

(2)	The restricted stock units vest with respect to 25% of the shares on the date that is thirteen (13) months after February 7, 2006, and an additional 25% of the shares on the second, third and fourth anniversaries of February 7, 2006.

2008 Option Exercises and Stock Vested Table

The following table sets forth the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during the latest fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kevin Murai	—	—	—	—
Robert Huang(3)	—	—	—	—
Thomas Alsborg	—	—	3,334	70,747
Dennis Polk	9,000	88,780	4,774	95,592
Peter Larocque	5,000	65,834	4,774	95,592
Jim Estill	—	—	2,000	38,400

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(2)	Amounts reflect the aggregate market value of shares on the vesting date.

(3)	Mr. Huang deferred all shares pursuant to our 2003 Stock Incentive Plan.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. The Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to adopt qualified or non-qualified defined benefit plans if the Compensation Committee determines that doing so is in our best interests.

Nonqualified Defined Contribution Plans

Nonqualified Deferred Compensation Table

Name	Executive contributions in Last Fiscal Year ($)	Registrant contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Robert Huang	—	—	(6,069,208)	—	6,450,515

As discussed above, we maintain a deferred compensation plan, which became effective on January 1, 1994. The deferred compensation plan is designed to permit designated employees to accumulate additional income for retirement and other personal financial goals through a nonqualified deferred compensation plan that enables the officer or director to make elective deferrals of a specified amount of salary or bonus to which he or she will become entitled in the future. The balance in a participant’s account will be distributed in full after the earlier of their termination of employment with us or upon attaining the age of 65. The distribution may be paid in one lump sum or in equal monthly or annual installments over a period not to exceed 15 years. Under certain circumstances, a participant may receive an early distribution in the form of a lump sum payment, subject to certain penalties. As noted above, this plan was amended effective January 1, 2005 to conform with changes required under Section 409A of the Code. As a result, for account balances earned after 2004, distributions to officers upon termination of employment are generally subject to a six-month delay, and accelerated distributions are generally prohibited.

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans maintained by us. The Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to provide our officers and other employees with non-qualified defined contribution benefits if the Compensation Committee determines that doing so is in our best interests.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Overview

We have a business relationship with MiTAC International Corporation, or MiTAC International, a publicly-traded company in Taiwan, that began in 1992 when it became our primary investor through its affiliates. As of February 12, 2009, MiTAC International and its affiliates beneficially owned approximately 39.1% of our common stock. In addition, Matthew Miau, one of our directors and our former Chairman of our Board of Directors and a non-executive director from 1992 to December 2008, is also the Chairman of MiTAC International and each of its affiliated entities below. As a result, MiTAC International is generally able to control us and to determine the outcome of all matters submitted to stockholders for consideration, including any merger or acquisition of the company. Among other things, this could have the effect of delaying, deterring or preventing a change of control of the company with the loss of any premium that stockholders otherwise might receive in connection with such a transaction.

We work closely with MiTAC International to collaborate on OEM outsourcing opportunities and jointly market MiTAC International’s design and electronic manufacturing services and our contract assembly capabilities. This relationship has enabled us to build relationships with MiTAC International’s customers and we continue to work with and depend on MiTAC International to jointly serve our shared customers. In the fiscal year ended November 30, 2008, we purchased inventories, including notebook computers, motherboard and other peripherals, from MiTAC International and its affiliates totaling approximately $261.6 million. Our sales to MiTAC International and its affiliates in the fiscal year ended November 30, 2008, totaled approximately $2.0 million. Most of these purchases and sales were pursuant to our Master Supply Agreement with MiTAC International and Sun Microsystems, one of our assembly customers.

Our business relationship to date with MiTAC International has been informal and is not governed by long-term commitments or arrangements with respect to pricing terms, revenue or capacity commitments.

Accordingly, we negotiate manufacturing, pricing and other material terms on a case-by-case basis with MiTAC International and our contract assembly customers for a given project. While MiTAC International is a related party and a controlling stockholder, we believe that the significant terms under these agreements, including pricing, would not differ in any material way from the terms we could have negotiated with unaffiliated third parties, and we have adopted a policy requiring that material transactions with MiTAC International or its related parties be approved by our Audit Committee, which is composed solely of independent directors. In addition, Mr. Miau’s compensation is approved by the Nominating and Corporate Governance Committee, which is also composed solely of independent directors. As MiTAC International’s ownership interest in us decreases as a result of sales of our stock and additional dilution, its interest in the success of our business and operations may decrease as well.

We remain dependent on MiTAC International as a contract assembly partner and any change in the pricing or other material terms demanded by MiTAC International could have a material adverse effect on our business, particularly our contract assembly business with Sun Microsystems.

Beneficial Ownership of our Common Stock by MiTAC International

As noted above, MiTAC International and its affiliates in the aggregate beneficially owned approximately 39.1% of our common stock as of February 12, 2009. These are owned by the following MiTAC affiliates:

MiTAC Affiliate	Shares
MiTAC International(1)	7,752,824
Synnex Technology International Corp.(2)	5,039,244
Total	12,792,068

(1)	Shares held via Silver Star Development Ltd., a wholly-owned subsidiary of MiTAC International. Excludes 1,164,650 shares (of which 45,150 shares are directly held and 1,119,500 shares are subject to exercisable options) to Matthew Miau.

(2)	Synnex Technology International Corp. (Synnex Technology International) is a separate entity from us and is a publicly-traded corporation in Taiwan. These shares held via Peer Development Ltd., a wholly-owned subsidiary of Synnex Technology International. MiTAC International owns a minority interest in MiTAC Incorporated, a privately-held Taiwanese company, which in turn holds a minority interest in Synnex Technology International.

While the ownership structure of these MiTAC entities is complex, it has not had a material adverse effect on our business in the past, and we do not expect it do so in the future.

During fiscal 2007, we purchased shares of MiTAC International related to the deferred compensation plan of Robert Huang, our then President and Chief Executive Officer. During fiscal year 2008, we purchased additional shares of MiTAC International related to Mr. Huang’s deferred compensation plan. As of February 12, 2009, the value of the stock acquired was approximately $798,389. Except as described herein, none of our officers or directors has an interest in MiTAC International or its affiliates.

Synnex Technology International is a publicly-traded corporation in Taiwan that currently provides distribution and fulfillment services to various markets in Asia and Australia, and is also a potential competitor of ours. Neither MiTAC International nor Synnex Technology International is restricted from competing with us. In the future, we may increasingly compete with Synnex Technology International, particularly if our business in Asia expands or Synnex Technology International expands its business into geographies or customers we serve. Although Synnex Technology International is a separate entity from us, it is possible that there will be confusion as a result of the similarity of our names. Moreover, we cannot limit or control the use of the Synnex name by Synnex Technology International or MiTAC International, and our use of the Synnex name may be restricted as a result of registration of the name by Synnex Technology International or the prior use in jurisdictions where they currently operate.

Agreements with MiTAC International

Master Supply Agreement with MiTAC International and Sun Microsystems.

The original agreement between Sun Microsystems and MiTAC International was signed on August 28, 1999, and we became a party to the agreement on February 12, 2002. On May 16, 2007, we entered into a new Master Supply Agreement to be effective as of May 1, 2007 with Sun Microsystems and MiTAC International. Pursuant to this new agreement, the terms for the manufacture and purchase of each particular product awarded by Sun Microsystems are individually negotiated and, if agreed upon by the parties, such terms are included in a product award letter. There is no minimum level of commitment required by any of the parties under this agreement. As under the prior agreement, we will negotiate manufacturing and pricing terms on a project-by-project basis with MiTAC International and Sun Microsystems for a given project. This agreement has a term of three years and is automatically renewed for one-year periods until terminated in accordance with its terms. Any party may terminate this agreement with written notice if one of the other parties materially breaches any provision of the agreement and the breach is incapable of being cured or is not cured within 30 days. This agreement may also be terminated on written notice if one of the other parties becomes bankrupt or insolvent. We believe that these terms are materially no less favorable to us than the terms we could have negotiated with unaffiliated third parties. In the fiscal year ended November 30, 2008, we paid an aggregate of approximately $220 million under this agreement, to MiTAC International. All of our contract assembly services to Sun Microsystems are covered by this agreement. Accordingly, if we were unable to maintain our relationship with MiTAC International, our relationship with Sun Microsystems would suffer and we could lose other customer relationships or referrals, which in turn could harm our business, financial position and operating results.

Other Agreements.

We have entered into several additional agreements with MiTAC International. These agreements do not constitute contracts or obligations by any party to purchase products or services from the other parties, nor do they restrict our ability to conduct our business, except where so noted below. Accordingly, we do not believe that the termination of any of these agreements would have a material adverse effect on our business. Pursuant to these agreements, the terms for contracted services or purchased products are individually negotiated and, if agreed upon by the parties, such terms are included in a purchase order. We believe that the terms of each of these agreements are materially no less favorable to us than the terms we could have negotiated with unaffiliated third parties. In the fiscal year ended November 30, 2008 we paid an aggregate of approximately $41.7 million to MiTAC International under the agreements described below.

Services Agreement with MiTAC International and Hitachi, Ltd. This agreement, dated July 2007, governs contracted configuration-to-order services, warranty services and systems services provided by MiTAC International and us to Hitachi, Ltd. and its affiliates. The agreement has an initial term of three years and will automatically renew for subsequent one year terms. Any party may terminate the agreement upon written notice provided at least 180 days prior to expiration of the then current term.

Services Agreement with MiTAC International. In June 2007, we entered into this services agreement by which we agreed to provide customer service and product support services to MiTAC International end users. The agreement has an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated with or without cause by either party upon 30 days prior written notice of termination to the other party.

Manufacturing Agreement with MiTAC International and Dot Hill Systems Corporation. In January 2007, we entered into this agreement by which MiTAC International and we agreed to manufacture product for Dot Hills Systems. The agreement has an initial term of two years and automatically renews for subsequent one year terms.

Distribution Agreement—Stocking. In October 2006, we entered into a distribution and stocking agreement with MiTAC International. Pursuant to the agreement, we may purchase certain MiTAC International products for distribution in the United States. The agreement had an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause either by the mutual written agreement of both parties or by either party without cause upon 30 days prior written notice of termination to the other party.

Logistical Distribution Agreement. In July 2004, we entered into a logistical distribution agreement with MiTAC International. Pursuant to the agreement, we may purchase certain MiTAC International products for distribution in Canada. The agreement had an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause either by the mutual written agreement of both parties or by either party without cause upon 90 days prior written notice of termination to the other party.

Joint Sales and Marketing Agreement with MiTAC International. In May 2002, we entered into a joint sales and marketing agreement with MiTAC International. Pursuant to the agreement, both parties agree to use their commercially reasonable efforts to promote the other party’s capabilities to their respective customers who are interested in such product offerings. The agreement had an initial term of one year and automatically renews for subsequent one year terms unless either party provides written notice of non-renewal within 90 days of the end of any renewal term. The agreement may also be terminated without cause either by the mutual written agreement of both parties or by either party without cause upon 90 days prior written notice of termination to the other party.

Registration Rights Agreement.

We have entered into a registration rights agreement with certain holders of our common stock, including the MiTAC International affiliated entities. The holders of an aggregate of 12,792,068 shares of our common stock were entitled to registration rights with respect to their shares. Any group of holders of at least 30% of the securities with registration rights can require us to register all or part of their shares at any time, so long as the thresholds in the registration rights agreement are met with respect to the amount of securities to be sold. After we have completed two such registrations, subject to certain exceptions, we are no longer subject to these demand rights. In addition, holders of securities with registration rights may also require us to include their shares in future registration statements we file, subject to cutback at the option of the underwriters of any such offering. Subject to our eligibility to do so, holders of registrable securities may also require us to register their shares with the SEC on Form S-3 if proceeds are at least $500,000 and if we have not completed two such registrations in any 12-month period. Upon any of these registrations, these shares will be freely tradable in the public market without restriction.

Compensation for Mr. Matthew Miau

In fiscal year ended November 30, 2008, Matthew Miau received a $225,000 retainer and 2,000 restricted shares of our common stock for his services as Chairman of the Board. Mr. Miau’s compensation was based primarily upon his non-executive back-up role to our former President and Co-Chief Executive Officer, Robert Huang. Mr. Miau did not receive any Board of Directors or committee meeting fees. On December 1, 2008, Mr. Huang became our Chairman of the Board and Mr. Miau became our Chairman Emeritus. Mr. Miau will no longer serve in a back-up role to our President and Chief Executive Officer. As a result, for fiscal year ending November 30, 2009, the Nominating and Corporate Governance Committee has approved Mr. Miau’s compensation to be the same compensation as other non-employee directors. Any future compensation payable to Mr. Miau will be based upon the approval of the Nominating and Corporate Governance Committee, which is composed of disinterested members of the Board of Directors.

Policies and Procedures for Approving Related Person Transactions

We have adopted a policy requiring material transactions relating to related person transactions to be approved by our Audit Committee, which is composed of disinterested members of the Board of Directors.

PROPOSAL 2

PROPOSAL TO AMEND THE 2003 EMPLOYEE STOCK PURCHASE PLAN

In January 2009, the Board of Directors approved an amendment to our Amended and Restated 2003 Employee Stock Purchase Plan (Employee Stock Purchase Plan), subject to the approval of our stockholders at the Annual Meeting. The following summary of the principal features of the Employee Stock Purchase Plan is qualified by reference to the terms of the Employee Stock Purchase Plan, a copy of which is available without charge upon stockholder request to Corporate Secretary, SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. The amendment to our Employee Stock Purchase Plan has also been filed electronically with the Securities and Exchange Commission together with this Proxy Statement, and can be accessed on the SEC’s web site at http://www.sec.gov.

Description of Amendment

The amendment to the Employee Stock Purchase Plan approved by the Board of Directors and submitted for stockholder approval consists of an increase in the number of shares of common stock reserved for issuance under the Employee Stock Purchase Plan by 250,000 shares, from 500,000 shares to 750,000 shares.

Employee Stock Purchase Plan

The Employee Stock Purchase Plan was initially adopted by the Board of Directors in September 2003, effective December 1, 2003, and first approved by our stockholders in October 2003. The Employee Stock Purchase Plan was first amended by the Board of Directors in December 2003, amended and restated in March 2005, amended again by the Board of Directors in September 2008, and last amended by the Board in January 2009, subject to stockholder approval.

The purpose of the Employee Stock Purchase Plan is to provide certain U.S. employees with an opportunity to acquire shares of common stock at a price below their market value and to pay for the purchases through payroll deductions, thereby enabling us to attract, retain and motivate valued employees. As of February 12, 2009, 101 shares of common stock are available for future issuance under the Employee Stock Purchase Plan (or 250,101 shares of common stock including the 250,000 shares subject to stockholder approval at the Annual Meeting).

Administration

The Employee Stock Purchase Plan is administered by the Compensation Committee. The Compensation Committee has the authority to construe, interpret and apply the terms of the Employee Stock Purchase Plan, to determine eligibility, to establish such limitations and procedures as it determines are consistent with the Employee Stock Purchase Plan and to adjudicate any disputed claims under the Employee Stock Purchase Plan.

Eligibility; Price of Shares

Each regular full-time and part-time employee of our company and subsidiaries in the United States designated by the Board of Directors who customarily works more than 20 hours per week and more than five months per calendar year, other than highly compensated individuals ranked assistant vice president or higher, is eligible to participate in the Employee Stock Purchase Plan. As of November 30, 2008, 1240 employees were eligible to participate in the Employee Stock Purchase Plan.

Under the Employee Stock Purchase Plan, each calendar year is divided into four three-month “offering periods” commencing January 1, April 1, July 1 and October 1. At the end of each offering period, we will apply the amount contributed by the participant during that period to purchase shares of common stock for him or her. The purchase price will be equal to 95% of the lower of (a) the market price of common stock on the first day of the applicable offering period or (b) the market price of common stock on the last business day of the applicable offering period.

Participation; Payroll Deductions; Purchase of Shares

Eligible employees become participants in the Employee Stock Purchase Plan by executing an enrollment form authorizing payroll deductions and filing it at the prescribed location at least fifteen days before the first day of the applicable offering period. The payroll deductions made for each participant may not be less than 1% and not more than 15% of the participant’s cash compensation, and may not exceed $10,000 per calendar year. Payroll deductions commence with the first paycheck issued during the offering period and are deducted from subsequent paychecks throughout the offering period unless terminated as provided in the Employee Stock Purchase Plan.

The amounts credited to the participant’s account are applied to purchase shares as of the last day of the offering period. Certificates representing the shares are delivered to the participant or held for the participant’s benefit in a brokerage account.

Special Limitations

The Employee Stock Purchase Plan imposes certain limitations upon a participant’s right to acquire shares of our common stock, including the following limitations:

•

No employee is eligible to participate in the Employee Stock Purchase Plan if, immediately after electing to participate, the employee would own stock of our company (including stock such employee may purchase under outstanding options) representing 5% or more of the total combined voting power or value of all classes of stock of our company.

•

No employee is permitted to continue to participate under the Employee Stock Purchase Plan and all similar purchase plans of our company or its subsidiaries, if his or her right to purchase stock would accrue at a rate exceeding $25,000 of the fair market value of such stock (determined at the time the right is granted) per calendar year.

•	No participant may purchase more than 625 shares in any one offering period.

Withdrawal from the Employee Stock Purchase Plan; Termination of Employment

Participants may withdraw from the Employee Stock Purchase Plan at any time before the last day of the offering period. As soon as practicable after withdrawal, payroll deductions cease and all amounts credited to the participant’s account are refunded in cash, without interest. A participant who has withdrawn from the Employee Stock Purchase Plan cannot be a participant in future offering periods unless he or she re-enrolls pursuant to the Employee Stock Purchase Plan’s guidelines.

Termination of a participant’s status as an eligible employee is treated as an automatic withdrawal from the Employee Stock Purchase Plan. A participant may designate in writing a beneficiary who is to receive shares and cash in the event of the participant’s death subsequent to the purchase of shares. Any other attempted assignment, except by will, and the laws of descent and distribution, may be treated as a withdrawal.

Amendment and Termination

The Employee Stock Purchase Plan may be amended or terminated at any time by the Board of Directors, subject to stockholder approval to the extent required by applicable laws.

Effect of Certain Corporate Events

In the event of an increase or decrease in the number of outstanding shares of common stock resulting from a subdivision or consolidation of the outstanding common stock, the declaration of a dividend payable in common stock, or any other increase or decrease in such shares effected without the receipt of consideration by us, the Compensation Committee will make proportionate adjustments in the number and purchase price of shares and individual purchase limitations under the Employee Stock Purchase Plan, as appropriate. If the Employee Stock Purchase Plan is not assumed upon a merger or other corporate reorganization, the offering period then in progress shall terminate and shares shall be purchased immediately prior to the transaction.

Certain Federal Income Tax Consequences of Participating in the Employee Stock Purchase Plan

The Employee Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Under Section 423, the participant does not recognize any taxable income at the time shares are purchased under the Employee Stock Purchase Plan. The participant will recognize ordinary income, capital gain or loss, or a combination, when the participant sells or otherwise disposes of the shares. The amount of ordinary income and capital gain or loss will depend on how long the participant holds the shares after purchase and the price at which the participant disposes of the shares.

We will not be entitled to a deduction with respect to the sale of shares under the Employee Stock Purchase Plan, except to the extent the participant recognizes ordinary income when he or she disposes of the shares without satisfying certain holding periods.

The above description of tax consequences is based upon current federal tax laws and regulations and does not purport to be a complete description of the federal income tax aspects of the Employee Stock Purchase Plan.

New Plan Benefits

As noted above, no highly compensated individual ranked assistant vice president or higher is eligible to participate in the Employee Stock Purchase Plan. As such, no current directors who are not employees will receive any benefit under the Employee Stock Purchase Plan. Because benefits under the Employee Stock Purchase Plan will depend on employees’ elections to participate and the fair market value of our common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the amendment to the Employee Stock Purchase Plan is approved by our stockholders. However, during the fiscal year ended November 30, 2008, the following persons or groups purchased shares of common stock under the Employee Stock Purchase Plan as follows, at a weighted average price of $19.58 per share.

Name and Position	Dollar Value ($)	Number of Shares (#)
Kevin Murai	—	—
Co-Chief Executive Officer, and Director

Robert Huang	—	—
President, Co-Chief Executive Officer and Director

Thomas Alsborg	—	—
Chief Financial Officer

Dennis Polk	—	—
Chief Operating Officer

Peter Larocque	—	—
President, US Distribution

Jim Estill	—	—
President and Chief Executive Officer of SYNNEX Canada Limited

All current executive officers as a group (6 persons)	—	—

All current non-employee directors as a group	—	—

All employees, excluding all executive officers	764,585	39,042

Required Vote

Approval of the amendment to the Amended and Restated 2003 Employee Stock Purchase Plan requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting of Stockholders in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval of the amendment.

Your Board of Directors recommends a vote FOR the amendment to our Amended and Restated 2003 Employee Stock Purchase Plan.

PROPOSAL 3

APPROVAL OF THE 2009 PROFIT SHARING PLAN FOR SECTION 16(b) OFFICERS

General

The 2009 Profit Sharing Plan for Section 16(b) Officers (Profit Sharing Plan) was adopted by our Compensation Committee in January 2009, subject to stockholder approval. The Profit Sharing Plan is similar to our prior year’s profit sharing plan, which was approved by stockholders at the 2008 Annual Meeting of Stockholders. The Profit Sharing Plan is designed to qualify as providing “performance-based” compensation under Section 162(m) of the Code, which requires that the program be subject to stockholder approval. “Performance-based” compensation under Section 162(m) of the Code is generally exempt from the federal income tax law that would disallow a tax deduction for compensation over $1,000,000 that we may pay to certain of our most highly paid executive officers in a single year pursuant to the Profit Sharing Plan. The following summary of the principal features of the Profit Sharing Plan is qualified by reference to the terms of the Profit Sharing Plan, a copy of which is available without charge upon stockholder request to Corporate Secretary, SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. The Profit Sharing Plan has also been filed electronically with the Securities and Exchange Commission together with this Proxy Statement, and can be accessed on the SEC’s web site at http://www.sec.gov.

Description of Profit Sharing Plan

As mentioned above, the Profit Sharing Plan is designed to qualify as “performance-based” compensation under Code Section 162(m). Under Section 162(m), we may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer, Chief Financial Officer or up to three additional executive officers whose total compensation is required to be reported in our Proxy Statement to the extent that any of these persons receives more than $1,000,000 in compensation in any one year. However, if we pay compensation that is “performance-based” under Section 162(m), we are generally entitled to a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year. If approved by the stockholders, the Profit Sharing Plan will allow us to pay incentive compensation that is performance-based and therefore fully tax deductible to the extent otherwise allowable on our federal income tax return.

Eligibility

Participation in the Profit Sharing Plan is limited to those officers deemed to be executive officers under Section 16(b) of the Securities Exchange Act of 1934. Your Board of Directors determines which employees are Section 16(b) officers.

Target bonuses and performance goals

During the first ninety days of each fiscal year, our Compensation Committee will establish in writing specific performance goals for each participant which must be achieved in order for an award to be earned under the Profit Sharing Plan for that fiscal year.

Such performance goals may be based upon any one or more of the following: net income per share, revenue, cash flow, earnings per share, return on equity, total stockholder return, share price performance, return on capital, return on assets or net assets, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, return on invested capital, sales productivity, sales growth, market segment share or similar financial performance measures as may be determined by the Compensation Committee.

The pre-established performance goals will provide an objective formula for computing the amount of compensation payable to the participant if the goal is attained. If the applicable threshold performance goals established for a participant are not achieved, the participant will not be eligible for payment of an award.

Awards will be payable following the completion of the fiscal year upon certification by our Compensation Committee that we achieved the specified performance goals established for the participant. However, even if we attain the specified performance goals, the Compensation Committee has the discretion, for each participant, to reduce some or all of an award that would otherwise be paid to the participant. In addition, the Compensation Committee has discretion, for each participant who is not an officer subject to tax deduction limitations of Section 162(m), to increase some or all of an award otherwise due upon attainment of the specified performance goals. In no event may a participant receive an award of more than $1.3 million under the Profit Sharing Plan for any fiscal year.

Payment of earned awards will be made in cash within two and one-half months after the end of the fiscal year.

2009 Bonuses

Subject to stockholder approval of the Profit Sharing Plan, for fiscal year 2009, bonuses to executive officers will be based upon the achievement of certain threshold net income per share target performance percentages. The threshold net income per share target for fiscal year 2009 was increased from fiscal year 2008. However, the threshold target performance percentages for fiscal year 2009 remained the same from fiscal year 2008, except for Mr. Murai, whose percentage was reduced from 80% to 60% to be consistent with the other executive officers. Executive officers will not be eligible for bonuses unless we meet or exceed these threshold target performance percentages, established for each executive officer, of the internally established net income per share goal. The actual bonus payable, if the applicable minimum threshold percentage is met, will be paid upon a sliding scale of the target performance percentage actually achieved and dollar limits pre-established by the Compensation Committee for each individual executive officer. In addition, our President and Chief Executive Officer has the discretion to recommend to the Compensation Committee that it increase or decrease bonuses by up to 30% for all other executive officers whose compensation is not subject to the tax deduction limitations of Section 162(m), and that it decrease bonuses by up to 30% for all other executive officers whose compensation is subject to Section 162(m). The following table sets forth the bonuses that would have been paid to our named executive officers in fiscal year 2008 if this Profit Sharing Plan was in effect for fiscal year 2008.

New Plan Benefits

2009 Profit Sharing Plan for Section 16(b) Officers

Name and Position	Dollar Value ($)
Kevin Murai President and Chief Executive Officer	1,000,000
Thomas Alsborg Chief Financial Officer	345,000
Dennis Polk Chief Operating Officer	625,000
Peter Larocque President, US Distribution	800,000
Jim Estill President and Chief Executive Officer of SYNNEX Canada Limited	230,620(1)
Simon Leung Senior Vice President, General Counsel and Corporate Secretary	140,000
Executive Group	3,140,620
Non-Executive Director Group	—

(1)	Mr. Estill would have been paid CDN$285,000 in fiscal year 2008. The amount set forth above was calculated based on the foreign exchange rate of the Canadian Dollar to the U.S. Dollar on November 30, 2008 of $1.2358.

Bonuses

As mentioned above, under the Profit Sharing Plan, executive officers will not be eligible for bonuses unless we meet or exceed certain threshold target performance percentages of an internally established net income per share goal. In order for our executive officers to receive any bonus, we must meet at least 60% of our threshold target performance. These threshold target performance percentages represent a decrease for Mr. Murai and remain the same for the other executive officers from the prior year threshold target performance percentages of 80% and 60%, respectively. The maximum bonus for each of our executive officers is based on achieving 120% of our threshold target performance, plus, for any executive officer not subject to the tax deduction limitations of Section 162(m), any recommendation to increase by up to an additional 30%.

Except for the initial 60% threshold target performance percentage for the executive officers, the threshold target performance percentages and corresponding bonuses will be paid based upon a sliding scale, rather than as cliffs, up to 120%.

Bonuses under the Profit Sharing Plan will be determined based on actual performance, so future actual awards, if any, cannot now be determined. The bonuses paid for fiscal year 2008 under our 2008 profit sharing plan to the executive officers named in the Summary Compensation Table are set forth in the Non-Equity Incentive Plan Compensation column of the 2008 Summary Compensation Table, contained elsewhere in this Proxy Statement.

Administration

The Profit Sharing Plan is administered by our Compensation Committee, which is comprised solely of outside directors as defined under Section 162(m) of the Code.

Amendment and Termination of the Profit Sharing Plan

The Profit Sharing Plan may be amended from time to time, in whole or in part, by the Compensation Committee, but no amendment will be effective without stockholder approval if such approval is required to satisfy the requirements of Section 162(m) of the Code.

Required Vote

Approval of the Profit Sharing Plan requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting of Stockholders in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval of the Profit Sharing Plan.

Your Board of Directors recommends a vote FOR the approval of the 2009 Profit Sharing Plan for Section 16(b) Officers.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee, which is composed entirely of non-employee independent directors, has selected PricewaterhouseCoopers LLP as independent accountants to audit our books, records and accounts and our subsidiaries for the fiscal year ending November 30, 2009. Your Board of Directors has endorsed this appointment. Ratification of the selection of PricewaterhouseCoopers LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting of Stockholders. If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of SYNNEX and its stockholders. PricewaterhouseCoopers LLP previously audited our consolidated financial statements during the three fiscal years ended November 30, 2006, 2007 and 2008. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP for the fiscal years ended November 30, 2008 and 2007, were as follows:

Services Provided	2008	2007
Audit	$2,224,472	$1,714,200
Audit Related	25,086	—
Tax	50,454	121,000
All Other	1,500	1,500

Total	$2,301,512	$1,836,700

Audit Fees.    The aggregate fees billed for the years ended November 30, 2008 and 2007, were for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, reviews of our interim consolidated financial statements and services provided in connection with statutory and regulatory filings. The aggregate fees for the year ended November 30, 2008 also included fees in connection with professional services rendered for the issuance of convertible senior notes and assistance in responding to comment letters from the SEC.

Audit Related Fees.    The aggregate fees billed for the year ended November 30, 2008 were for professional services rendered relating to due diligence for mergers and acquisitions.

Tax Fees.    The aggregate fees billed for the years ended November 30, 2008 and 2007 were for professional services rendered relating to consulting services for state tax audit and related services.

All Other Fees.    All other fees billed for the years ended November 30, 2008 and 2007 were for an online accounting research tool subscription.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by PricewaterhouseCoopers LLP and the estimated fees related to these services.

During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accountant. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Required Vote

Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting of Stockholders in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, your Audit Committee will review its future selection of our independent registered public accountants.

Your Board of Directors recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accountants.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2010 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Corporate Secretary no later than October 27, 2009. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail— Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2010 Annual Meeting of Stockholders will be ineligible for presentation at the 2010 Annual Meeting of Stockholders unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary of SYNNEX at the principal executive offices of SYNNEX. Under our Bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not less than 50 nor more than 75 days prior to the next Annual Meeting of Stockholders; provided, however, that in the event that less than 65 days’ notice or prior public disclosure of the date of the next Annual Meeting of Stockholders is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the earlier of (a) the close of business on the 15th day following the day on which such notice of the date of the next Annual Meeting of Stockholders was mailed or such public disclosure was made, whichever first occurs, and (b) two (2) days prior to the date of the next Annual Meeting of Stockholders.

The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

or through the Commission’s Internet web site: www.sec.gov. Request SEC Release No. 34-40018, May 21, 1998.

OTHER MATTERS

Your Board of Directors does not know of any other business that will be presented at the Annual Meeting of Stockholders. If any other business is properly brought before the Annual Meeting of Stockholders, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting of Stockholders, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

/s/ Simon Leung Simon Leung
Senior Vice President, General Counsel and Corporate Secretary

Fremont, California

February 24, 2009

SYNNEX’ 2008 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to SYNNEX Corporation at 44201 Nobel Drive, Fremont, California 94538, Attention: Investor Relations. The request must include a representation by the stockholder that as of February 12, 2009, the stockholder was entitled to vote at the Annual Meeting of Stockholders.

Appendix A

AMENDMENT TO

SYNNEX CORPORATION

AMENDED AND RESTATED 2003 EMPLOYEE STOCK PURCHASE PLAN

In accordance with Section 15 of the SYNNEX Corporation Amended and Restated 2003 Employee Stock Purchase Plan, as amended (the “Plan”), the Plan is hereby amended as follows:

1. Section 14(a) of the Plan is hereby amended and restated in its entirety as follows, effective on the date hereof:

“(a) Authorized Shares. The maximum aggregate number of shares of Stock available for purchase under the Plan is Seven Hundred Fifty Thousand (750,000) shares. The aggregate number of shares available for purchase under the Plan shall at all times be subject to adjustment pursuant to Section 14. All share amounts set forth in the Plan have been adjusted to give effect to a 2 for 1 reverse stock split of the Stock which was effected on November 12, 2003.”

To record the amendment of the Plan, SYNNEX Corporation has executed this document this 6th day of January, 2009.

SYNNEX CORPORATION

By:	/s/ Simon Leung
Title:	Senior Vice President,
General Counsel and Corporate Secretary

A-1

Appendix B

SYNNEX CORPORATION EXECUTIVE PROFIT SHARING PLAN

1. Purpose

The purposes of the SYNNEX Corporation Executive Profit Sharing Plan (the “Plan”) are to provide a reward and an incentive to the executive officers of SYNNEX (the “Company”) or its subsidiary corporations who have contributed and in the future are likely to contribute to the success of the Company and to enhance the Company’s ability to attract and retain outstanding persons to serve as its executive officers.

2. Administration

The Plan shall be administered by the Compensation Committee (“Committee”) designated by the Board of Directors from among its members who are not eligible to receive an award under the Plan, and which shall be composed exclusively of two or more “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable regulations thereunder.

The Committee shall have full power and authority to administer and interpret the Plan, to approve a pre-established objective performance measure or measures annually, to consider any executive management recommendations, to certify the level to which each performance measure was attained as represented by executive management prior to any payment under the Plan, to approve the amount of awards made under the Plan, to determine who shall receive any payment under the Plan, and to adopt such rules, regulations and guidelines for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.

All determinations, interpretations and actions of the Committee and all actions of the Board of Directors under or in connection with the Plan shall be final, conclusive and binding upon all concerned. Any member of the Committee who, at the time of any proposed award or at the time an award is made, is not an “outside director” as defined for purposes of Section 162(m) of the Code shall abstain from, and take no part in, the action on the award.

3. Eligibility

Executive officers who are determined by the Board of Directors to be executive officers under Section 16(b) of the Securities Exchange Act of 1934, and who are designated by the Committee as participants in the Plan for a given fiscal year, shall be eligible to receive awards under the Plan.

4. Awards

The Committee shall establish fiscal year incentive award targets for each participant. Individuals who become participants during a fiscal year may be eligible for an award for that year.

During the first ninety days of each fiscal year (or within such other period as may be required by Section 162(m) of the Code), the Committee shall establish in writing specific performance goals for each participant which must be achieved in order for an award to be earned under the Plan for that fiscal year. Such performance goals may be based upon any one or more of the following: net income per share, revenue, cash flow, earnings per share, return on equity, total stockholder return, share price performance, return on capital, return on assets or net assets, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, return on invested capital, sales productivity, sales growth, market segment share or similar financial performance measures as may be determined by the Committee. The performance goals may be established on a cumulative basis or in the alternative, and may be established on a stand-alone basis with respect to the Company or any of its operating units, or on a relative basis with respect to any peer companies or index selected by the Committee.

B-1

The pre-established performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the participant if the goal is attained. The performance goals shall be established in a manner such that a third party having knowledge of the relevant facts could determine whether the performance goals have been met and the amount to be paid to the participant. If the applicable threshold performance goals established for a participant are not achieved, the participant will not be eligible for payment of an award.

Awards shall be payable following the completion of the applicable fiscal year upon certification by the Committee that the Company achieved the specified performance goals established for the participant. Notwithstanding the attainment by the Company of the specified performance goals, the Committee has the discretion, for each participant, to reduce some or all of an award that would otherwise be paid to such participant. In addition, the Committee has discretion, for each participant who is not a “covered employee” for purposes of Section 162(m) of the Code, to increase some or all of an award otherwise due upon attainment of the specified performance goals. In no event may a participant receive an award of more than $1,300,000.00 under the Plan for any fiscal year.

5. Payment.

Payment of earned awards shall be made in cash within two and one-half months after the end of the applicable fiscal year.

6. Termination of Employment.

Termination of employment with the Company or its subsidiaries prior to the end of the fiscal year for any reason (whether voluntary or involuntary) shall result in forfeiture of all opportunity to receive an award under the Plan, provided that the Committee shall have discretion to provide for payment of a pro rata portion of an otherwise earned award in appropriate circumstances.

7. Amendment of the Plan

The Board of Directors and the Committee shall each have the power, in its sole discretion, to amend, suspend or terminate the Plan at any time, except that:

(i) no such action shall adversely affect rights under an award already made, without the consent of the person affected; and

(ii) without approval of the Company’s stockholders, neither the Board of Directors nor the Committee shall amend the Plan in a manner that would require stockholder approval to qualify the awards hereunder as performance-based compensation under Section 162(m) of the Code.

8. Miscellaneous

The obligation to pay the bonuses awarded under the Plan shall at all times be an unfunded and unsecured obligation of the Company. Participants shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their bonus awards. The Company shall bear all expenses and costs in connection with the operation of the Plan.

9. Effective Date

The Plan has been approved by the Compensation Committee on January 5, 2009, and it is subject to approval by the Company’s stockholders. The Plan shall be submitted to the Company’s stockholders for approval at the Annual Meeting of Stockholders to be held in 2009, and (i) if approved by the stockholders shall be effective for 2009 or (ii) if not approved by the stockholders, no award may be paid under this Plan.

B-2

SYNNEX CORPORATION

C123456789

000004

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1

ADD 2

ADD 3

ADD 4

ADD 5

ADD 6

Using a black inkpen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

X

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4.

1. Election of Directors: For Withhold

For Withhold

For Withhold

01 - Robert Huang

02 - Kevin Murai

03 - Matthew Miau06 - Dwight Steffensen

04 - Fred Breidenbach 07 - James Van Horne

05 - Gregory Quesnel 08 - Duane Zitzner

For Against Abstain

2. Amendment of Amended and Restated 2003 Employee Stock Purchase Plan to increase the number of shares available for issuance there under by 250,000 shares, from 500,000 shares to 750,000 shares. For Against Abstain 3. Approval of 2009 Profit Sharing Plan for Section 16(b) Officers. 4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants.

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof.

B Change of Address — Please print new address below.

Non-Voting Items

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890

JNT

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

83AV

0207551

010CRE

<STOCK#>

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy Solicited on behalf of the Board of Directors of the Company for Annual Meeting — March 24, 2009

The undersigned hereby constitutes and appoints Kevin Murai, Dennis Polk and Simon Leung, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of SYNNEX CORPORATION to be held at the offices of the Company and at any adjournments thereof and to vote with respect to the proposal set forth on the reverse side all shares of stock of SYNNEX CORPORATION the undersigned is entitled to vote at the Annual Meeting.

You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR PROPOSAL 4. The proxies cannot vote your shares unless you sign and return this card.

(PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.)

Proxy — SYNNEX CORPORATION